UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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East West Bancorp, Inc.
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East West Bancorp, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 22, 2012

Notice is hereby given that the annual meeting (the “Meeting”) of the stockholders of East West Bancorp, Inc. (the “Company”) will be held at 135 N. Los Robles Ave., 6th Floor, Pasadena, California on May 22, 2012, beginning at 2:00 p.m. for the following purposes:

1.                                       Election of Directors.  The election of all directors to serve until the next annual meeting of stockholders and to serve until his or her successors are elected and qualified;

2.                                       Ratification of Auditors.  Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2012;

3.                                     Approval of Performance-Based Bonus Plan.  Approve the East West Bancorp Inc. Performance-Based Bonus Plan, as amended;

4.                                     Advisory Vote to Approve Executive Compensation.  An advisory vote to approve executive compensation; and

5.                                     Other Business.  The transaction of such other business as may properly come before the Meeting or any postponement or adjournment of the Meeting.

Properly signed and returned proxy cards permit each Proxyholder named therein to vote on such other business as may properly come before the Meeting and at any and all adjournments thereof, in his discretion. As of the date of mailing, the Board of Directors of the Company is not aware of any other matters that may come before the Meeting.

Only those stockholders of record at the close of business on March 30, 2012, shall be entitled to notice of and to vote at the Meeting.

YOUR VOTE IS VERY IMPORTANT. STOCKHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY IN THE POSTAGE PREPAID ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING IN PERSON. STOCKHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY WISH TO DO SO.

By order of the Board of Directors

DOUGLAS P. KRAUSE Corporate Secretary

Pasadena, California

April 20, 2012

East West Bancorp, Inc.

135 N. Los Robles Avenue, 7th Floor

Pasadena, California 91101

(626) 768-6000

PROXY STATEMENT

For

ANNUAL MEETING OF STOCKHOLDERS

To be held May 22, 2012

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (“Board of Directors” or “Board”) of East West Bancorp, Inc. (the “Company”) for use at its annual meeting (“Meeting”) of stockholders to be held on May 22, 2012, at 135 N. Los Robles Avenue, 6th Floor, Pasadena, California, at 2:00 p.m. and at any adjournment thereof. This Proxy Statement and the enclosed proxy card (“Proxy”) and other enclosures are first being mailed to stockholders on or about April 20, 2012. Only stockholders of record on March 30, 2012 (“Record Date”) are entitled to vote in person or by proxy at the Meeting or any adjournment thereof. The mailing address of the Company’s principal executive office is 135 N. Los Robles Avenue, 7th Floor, Pasadena, California 91101.

Matters to be Considered

The matters to be considered and voted upon at the Meeting will be:

1.                                       Election of Directors.  The election of ten persons as directors for one year terms until the next annual meeting of stockholders and to serve until their successors are elected and qualified. The Board of Directors’ nominees are:

Iris S. Chan Rudolph I. Estrada Julia S. Gouw Paul H. Irving Andrew S. Kane John Lee Herman Y. Li Jack C. Liu Dominic Ng Keith W. Renken

2.                                       Ratification of Auditors.  Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2012;

3.                                       Approval of Performance-Based Bonus Plan.  Approve the East West Bancorp Inc. Performance-Based Bonus Plan, as amended;

4.                                       Advisory Vote to Approve Executive Compensation.  An advisory vote to approve executive compensation; and

5.                                      Other Business.  The transaction of such other business as may properly come before the Meeting or any postponement or adjournment of the Meeting.

Costs of Solicitation of Proxies

This solicitation of Proxies is made on behalf of the Board of Directors of the Company.  The Company will bear the costs of solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and the materials used in this solicitation of Proxies.  It is contemplated that Proxies will be solicited principally through the mail, but directors, officers and employees of the Company may solicit Proxies personally or by telephone. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals.

Outstanding Securities and Voting Rights; Revocability of Proxies

The authorized capital stock of the Company consists of 200,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), of which 144,883,007 shares were issued and outstanding on the Record Date, and 5,000,000 shares of serial preferred stock, par value $0.001 per share, of which 85,710 shares were issued and outstanding on the Record Date. A majority of the outstanding shares of Common Stock constitutes a quorum for the conduct of business at the Meeting. Abstentions and broker non-votes will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum. Each stockholder is entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of the Company as of the Record Date on any matter submitted to the stockholders.

The Company’s Certificate of Incorporation does not authorize cumulative voting. For the election of directors, the persons receiving the highest number of votes “FOR” will be elected. Accordingly, abstentions, broker non-votes and votes “WITHHELD” in the election of directors have no legal effect.

Unless otherwise required by law, the Certificate of Incorporation, or Bylaws, approval of the proposals that may properly come before the Meeting, other than the election of directors, require the affirmative vote of the majority of shares present in person or by proxy at the Meeting and entitled to vote.  Accordingly, abstentions as to a particular proposal, other than the election of directors, will have the same effect as a vote against that proposal and broker non-votes will have no effect on the vote.  Proposal 4 is an advisory vote and is non-binding on our Board of Directors.

A Proxy for use at the Meeting is enclosed. The Proxy must be signed and dated by you or your authorized representative or agent. You may revoke a Proxy at any time before it is exercised at the Meeting by submitting a written revocation to the Secretary of the Company or a duly executed Proxy bearing a later date or by voting in person at the Meeting. Attendance at the Meeting will not in and of itself constitute revocation of a proxy.  The enclosed Proxy also contains directions for voting by phone and through the Internet.

Unless revoked, the shares of Common Stock represented by properly executed Proxies will be voted in accordance with the instructions given thereon. In the absence of any instruction in a properly executed Proxy, your shares of Common Stock will be voted as recommended by the Board of Directors. If you hold shares of common stock through a broker or other nominee, your broker or other nominee will vote your shares for you if you provide instructions on how to vote your shares. It is important that you provide voting instructions, because in the absence of instructions, your broker can only vote your shares on the ratification of the Company’s independent registered public accounting firm, but will not be able to vote your shares on the other proposals.

The enclosed Proxy confers discretionary authority with respect to matters incident to the Meeting and any other proposals of which management did not have notice at least 45 days prior to the date on which the Company mailed its proxy material for last year’s annual meeting of stockholders. As of the date hereof, management is not aware of any other matters to be presented for action at the Meeting. However, if any other matters properly come before the Meeting, the Proxies solicited hereby will be voted by the Proxyholders in accordance with the recommendations of the Board of Directors.

Important Notice Regarding Availability of Proxy Materials

for the 2012 Annual Meeting of Stockholders to be Held on May 22, 2012

Pursuant to the Securities and Exchange Commission rules related to the availability of proxy materials, we have chosen to make our Proxy Statement, Annual Report on Form 10-K, and Proxy Card available on the Internet at the “Investor Relations—Investor Relations Kit” section of our corporate website at www.eastwestbank.com. Additionally, you may access our proxy statement at http://www.eastwestbank.com/investorproxy, where the Company cannot identify visitors to the site.

BENEFICIAL STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 30, 2012, by (i) each person known to us to beneficially own more than 5% of our outstanding common stock, (ii) our directors and director nominees, (iii) our Chief Executive Officer, Chief Financial Officer, and our three highest compensated executive officers whose total annual compensation in 2011 exceeded $100,000 (the “Named Executive Officers” or “NEOs”), and (iv) all our directors and executive officers, as a group:

	Common Stock
	Number of Shares	Percent
	Beneficially	of
Name and Address of Beneficial Owner	Owned (1)(2)	Class
5% Holders
T. Rowe Price Associates, Inc.(3)	8,331,079	5.75%
100 E. Pratt Street
Baltimore, Maryland 21202
BlackRock, Inc.(4)	8,239,522	5.69%
40 East 52nd Street
New York, NY 10022

Directors and Named Executive Officers
Dominic Ng (5)	811,663	*
Julia S. Gouw(6)	382,793	*
John Lee(7)	352,876	*
Douglas P. Krause	151,470	*
Keith W. Renken (8)	85,244	*
Herman Y. Li	52,628	*
Jack C. Liu	30,863	*
Rudolph I. Estrada(9)	31,971	*
Irene H. Oh	35,172	*
Andrew S. Kane	23,786	*
James T. Schuler	14,767	*
Iris S. Chan	9,354	*
Paul H. Irving	9,354	*
All Directors and Named Executive Officers, as a group (13 persons)	1,991,941	1.37%

*                                         Less than 1%.

(1)                                     All amounts are based on the respective Schedule 13G filings of the 5% Holders. Except as otherwise noted and except as required by applicable community property laws, each person has sole voting and disposition powers with respect to the shares.

(2)                                     Shares that the person (or group) has the right to acquire within 60 days after the Record Date are deemed to be outstanding in calculating the ownership and percentage ownership of the person (or group). The following individuals have the right to acquire the shares indicated after their names upon the exercise of such stock options: Mr. Ng, 267,878; Ms. Gouw, 43,314; Mr. Krause, 34,246; Mr. Renken, 10,000; Mr. Estrada, 10,000; and Ms. Oh, 7,843. The aggregate number of shares issuable upon the exercise of options currently exercisable held by the directors and executive officers as a group is 373,281.

(3)                                     Based on Schedule 13G filed with the Securities and Exchange Commission on February 9, 2012, by T. Rowe Price Associates, Inc. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. This figure includes shares of Series A Preferred Stock which the holder has the right to acquire within 60 days after the Record Date.

(4)                                     Based on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2012, by BlackRock, Inc.

(5)                                     53,000 of these shares are held in two trusts, held by family members, for which Mr. Ng has voting and investment power.

(6)                                     2,000 of these shares are owned by family members for whom Ms. Gouw has voting and investment power; Ms. Gouw disclaims any beneficial interest in such shares.

(7)                                     296,830 of these shares are held in the John M. Lee Trust for which Mr. Lee has voting and investment power.

(8)                                     8,960 of these shares are owned by a partnership for which Mr. Renken, as a partner, has voting and investment power.

(9)                                     2,414 of these shares are held in the Summit Group Profit Sharing Plan for which Mr. Estrada has voting and investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that the Company’s directors, executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities file with the Securities and Exchange Commission (the “SEC”), and with each exchange on which the Common Stock trades, initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and greater than ten percent holders are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of copies of reports provided during the fiscal year ended December 31, 2011, the Company believes that all persons subject to the reporting requirements of Section 16(a) filed all required reports on a timely basis.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors Recommends a Vote “For” All Nominees

Board of Directors and Nominees

The Company’s Certificate of Incorporation and Bylaws provide that the number of directors shall be determined from time to time by the Board of Directors but may not be less than five. The Board of Directors is currently composed of ten members elected to serve one-year terms.

The directors nominated for election at the Meeting are Iris S. Chan, Rudolph I. Estrada, Julia S. Gouw, Paul H. Irving, Andrew S. Kane, John Lee, Herman Y. Li, Jack C. Liu, Dominic Ng and Keith W. Renken. All of the nominees have indicated their willingness to serve and, unless otherwise instructed, Proxies will be voted in such a way as to effect, if possible, the election of the ten nominees for election as directors. In the event that any nominee should be unable to serve as a director, it is intended that the Proxies will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any of the nominees for director will be unavailable to serve on the Board of Directors.

None of the directors, nominees for director or executive officers were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company acting within their capacity as such. There are no family relationships among directors or executive officers of the Company. As of the date hereof, no directorships are held by any director with a company which has a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940, except that Mr. Ng is a director of Mattel, Inc. and Mr. Renken is a director of Willdan Group, Inc. and Limoneira Company.

The following table sets forth certain information with respect to the Board’s nominees for director and the current continuing directors of the Company. All directors of the Company are also directors of East West Bank (the “Bank”), the Company’s principal subsidiary. Executive officers serve at the pleasure of the Board of Directors, subject to restrictions set forth in their employment agreements. See “ELECTION OF DIRECTORS” and “Employment Agreements and Potential Payments Upon Termination or Change-in-Control”.

Name of Director	Age(1)	Year First Elected or Appointed(2)	Current Term to Expire
Nominees for term expiring 2013:
Iris S. Chan	65	2010	2012
Rudolph I. Estrada	64	2005	2012
Julia S. Gouw	52	1997	2012
Paul H. Irving	59	2010	2012
Andrew S. Kane	59	2007	2012
John Lee	80	2006	2012
Herman Y. Li	59	1998	2012
Jack C. Liu	53	1998	2012
Keith W. Renken	77	2000	2012
Dominic Ng	53	1991	2012

(1)                                     Age as of March 30, 2012.

(2)                                     Refers to the earlier of the year the individual first became a director of the Company and the Bank.

The Board seeks directors with strong reputations and experience in areas relevant to the strategy and operations of the Company’s businesses, particularly industries and growth segments that the Company serves, as well as key geographic markets where it operates. Each of the nominees for election as a Director at the Annual Meeting of Stockholders holds or has held senior executive positions in large, complex organizations and has operating experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, corporate governance, risk management, and leadership development.

The Board also believes that each of the nominees has other key attributes that are important to an effective board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience, and thought; and the commitment to devote significant time and energy to service on the Board and its Committees.

The principal occupation during the past five years of each director and nominee is set forth below. All directors have held their present positions for at least five years, unless otherwise stated.

Iris S. Chan is currently the chief executive officer of Ameriway, which she founded in 1989.  Ameriway focuses on early-stage investments and cross-border trades between North America and Asia. She was the former Executive Vice President and the Group Head of Wells Fargo’s National Commercial Banking Group; and a member of the Wells Fargo Management Committee. Prior to her retirement from Wells Fargo in 2009 after over 20 years of service, Ms. Chan oversaw more than 90 commercial banking and loan production offices throughout the United States. Earlier in her career, Ms. Chan held various management and international banking positions with Bank of America and Citicorp.

Ms. Chan is involved in many community and professional organizations.  Currently, she is a board member of the Asia Society and an executive member of the Board of Trustees of the Fine Arts Museum in San Francisco. She served on the board of directors of the Wells Fargo HSBC Trade Bank, N.A. from 2003 to 2009. She was a member of the business advisory board of University of Southern California Marshall School of Business; and Carnegie Mellon GSIA.  Ms. Chan served as national spokesperson for Wells Fargo Asian Business Service Program from 1996 to 2009.

Ms. Chan has received various awards and recognition for her work. In 2007 and 2008, she was named one of the “25 Most Powerful Women in Banking” by U.S. Banker magazine. We believe that Ms. Chan’s distinguished banking career and high-level executive experience well qualifies her to serve on our Board.

Rudolph I. Estrada has over 35 years of banking and business experience and is a former Presidential appointee serving as Commissioner on the White House Commission on Small Business. He also served as the Los Angeles District Director for the U. S. Small Business Administration, the largest SBA district in the United States.  Mr. Estrada is President and CEO of Estradagy Business Advisors, a business and banking advisory group that serves small and medium sized businesses.

Mr. Estrada has also served for over 25 years as a professor of finance, management and ethics with the California State University system.  He has served on the boards of several corporate and non-profit organizations, including the Didi Hirsch Mental Health Center, the California States Parks Foundation, the University of Southern California Mexican-American Alumni Association and as Chairman of the Board of Trustees of Sias University in the Henan Province of China. Prior to embarking upon his career in finance, he was awarded the United States Commendation Medal for meritorious service while serving with Military Intelligence and Operations, U.S. Army.  We believe that Mr. Estrada’s extensive management and executive experience in the public and private sector well qualifies him to serve on our Board.

Julia S. Gouw is President and Chief Operating Officer of East West Bancorp, Inc. and East West Bank. Ms. Gouw joined East West in 1989 and prior to her current role, Ms. Gouw served as Chief Financial Officer until April 2008 and as Chief Risk Officer through the end of 2008. Before her career at East West, Ms. Gouw spent over five years as a CPA at KPMG LLP.

Ms. Gouw has been recognized numerous times in the financial community, being named to the “Best CFO’s in America” list by Institutional Investor Magazine in 2006 and 2007, to the “Top 10 CFO’s” list by U.S. Banker in 2006, and to the “25 Most Powerful Women in American Banking” by American Banker magazine (formerly U.S. Banker) in 2003, 2005, 2006, 2007 and 2011.  She was also recognized in 2003 and in 2008 as a Philanthropist of the Year by the Los Angeles Business Journal.

Ms. Gouw serves on the boards of Pacific Mutual Holding Company and PacificLife Corp.  She also serves on boards of the California Bankers Association, the John Wayne Cancer Institute at Saint John’s Center, the UCLA Foundation, and the David Geffen School of Medicine at UCLA, and as a Trustee of Saint John’s Health Foundation.  We believe that Ms. Gouw’s extensive banking career and proven financial expertise well qualifies her to serve on our Board.

Paul H. Irving is Senior Managing Director, Chief Operating Officer and member of the Board of the Milken Institute, a nonprofit, nonpartisan, publicly supported think tank. He previously served as an Advanced Leadership Fellow at Harvard University.  Mr. Irving spent the majority of his career as a corporate and banking partner at Manatt, Phelps & Phillips, LLP, a national law and consulting firm, where he served as Co-Chairman and CEO. Mr. Irving is a senior advisor to Milestone Advisors, LLC, and is also actively involved in nonprofit leadership and currently serves on the board of Civic Ventures, the board and executive committee of Operation Hope, and the advisory board of TrueSpark. He was previously an Adjunct Professor at Loyola Law School, Los Angeles and a recipient of the Loyola Board of Governors Award for outstanding contributions to society and the law. We believe that Mr. Irving’s extensive legal experience in the financial services industry and distinguished management experience well qualifies him to serve on our Board.

Andrew S. Kane, OBE, FCA, CPA (inactive) is managing director and COO of Pacific Capital Group, a private investment firm, a position he has had since 2011.  Prior to his current role, he has been COO and CFO of Advantage Fitness Products, an international commercial fitness products distributor, Vice Chairman of Galen Capital Corporation, a merchant bank, CEO for HSBC Private Bank in Southern California and for many years was a Managing Partner at Arthur Andersen.

Mr. Kane is active in the community and has or currently serves on many boards, including the Los Angeles World Affairs Council, the British American Business Council, the Winnick Family Foundation, United Way of Greater Los Angeles, the Center Theater Group (LA Music Center), UCLA Medical Center Board of Visitors, Beverly Hills Performing Arts Council, The California Hospital Medical Foundation, Alumni and Friends of the London School of Economics (US Board). Mr. Kane was recognized for his accomplishments by being awarded the Order of the British Empire (OBE) by Her Majesty Queen Elizabeth II.  We believe that Mr. Kane’s extensive management and executive experience in the financial industry well qualifies him to serve on our Board.

John Lee is Vice Chairman of the Board of East West Bancorp, Inc. and East West Bank. Mr. Lee co-founded Standard Bank in 1980, served as Chairman, President and CEO—a $923 million asset federal savings bank acquired by East West in 2006.  Mr. Lee began his long and distinguished career in banking at East West Bank, where he was the first general manager of East West Bank in the Chinatown District of Los Angeles.

Mr. Lee is active in a variety of philanthropic activities and is an avid supporter of education in Chinese art and culture. He is a member of the Board of Governors of the Bowers Museum of Cultural Art. We believe that Mr. Lee’s comprehensive knowledge of banking operations and high-level management experience well qualifies him to serve on our Board.

Herman Y. Li is Chairman of the C&L Restaurant Group, Inc., a franchisee of Burger King and Denny’s restaurants in multiple states. Mr. Li is President of the Burger King Asian Franchisee Association and a member of the Diversity Action Council of the Burger King Corporation. He also serves as a board member for Restaurant Services, Inc., a Burger King System Independent Purchasing and Distribution Service Co-op. Additionally, Mr. Li has served as a board member of the National Franchise Association.

Mr. Li is on the board of the Committee of 100, an international, non-profit, non-partisan membership organization that brings a Chinese American perspective to issues concerning Asian Americans and U.S.-China relations. We believe that Mr. Li’s extensive and varied business career well qualifies him to serve on our Board.

Jack C. Liu is a senior attorney with Alliance International Law Offices. Prior to that, Mr. Liu was Senior Advisor for Morgan Stanley International Real Estate Fund (“MSREF”) and was President of MSREF’s affiliate New Recovery Asset Management Corp.  Mr. Liu advises on business and legal aspects of international corporate, real estate, and banking matters.  He currently serves on several boards of publicly listed companies in Asia.

Mr. Liu is admitted to practice law in the jurisdictions of California, Washington, D.C. and Taiwan.  He received his L.L.M. from the University of Pennsylvania and his M.C.L. from the University of Chicago.   We believe that Mr. Liu’s extensive executive management experience internationally and domestically well qualifies him to serve on our Board.

Dominic Ng is Chairman of the Board and Chief Executive Officer of East West Bancorp, Inc. and East West Bank, which he joined in 1991.  Mr. Ng transformed East West from a small savings and loan association with $600 million in assets and a market capitalization of $40 million in 1991, into the full-service commercial bank it is today—with $22 billion in assets and market capitalization of $3.0 billion as of December 31, 2011.  East West Bank is currently among the top 30 U.S. banks by market capitalization, earning a place on Fortune magazine’s list of Top 10 Stocks for 2011 and ranked in the top 10 of the 100 Best Banks in America by Forbes for two consecutive years. Prior to taking the helm of East West Bank in 1991, he was president of Seyen Investment, after having spent ten years as a CPA with Deloitte & Touche in Houston and Los Angeles.

Mr. Ng currently serves as Chairman of the Committee of 100, an international, non-profit, non-partisan membership organization that brings a Chinese American perspective to issues concerning Asian Americans and U.S.-China relations.  He serves on the boards of directors of Mattel, Inc. and the Pacific Council on International Policy.  He is also an advisory committee member of the Resnick Institute at the California Institute of Technology.  For six years (2005-2010) he served on the board of directors of the Federal Reserve Bank of San Francisco, Los Angeles Branch.  Mr. Ng’s previous board service also includes PacifiCare Health Systems, the Anderson School at UCLA, Loyola Marymount University, Los Angeles’ Mayor’s Trade Advisory Council (co-chair), California Commission for Jobs and Economic Growth, California State Treasurer’s Financial Institutions Advisory Committee (chair), California Bankers Association, Town Hall Los Angeles (vice chair), and United Way of Greater Los Angeles (vice chair).

Named by Forbes as one of the 25 most notable Chinese Americans and one of the 100 most influential people in Los Angeles by the Los Angeles Times, Mr. Ng is also known for his business and community leadership. He was the first Asian American campaign chair for United Way of Greater Los Angeles, in 2000/2001. In 2012, he was named by the Los Angeles Business Journal as the Business Person of the Year and received the Chinese CEO of the Year Award from the Chinese CEO Organization.  In 2011, he received both the Los Angeles Economic Development Corporation Eddy Award and the Central City Association Treasures of Los Angeles Award; prior awards include the United Way of Greater Los Angeles Compassion in Action, Creating Pathways Out of Poverty and Spirit of Los Angeles awards and the Asia Society of Southern California’s Chairman’s Award. We believe that Mr. Ng’s extensive management experience and financial expertise well qualifies him to serve on our Board.

Keith W. Renken is a former Senior Managing Partner of Deloitte & Touche, LLP, Southwest Region, from which he retired in 1992.  Subsequent to his retirement, he was a professor in the University of Southern California Leventhal School of Accounting graduate program for over a decade. He is currently the Managing Partner of Renken Enterprises, which provides management consulting to real estate operations and consulting to emerging growth companies.

Mr. Renken currently serves on the boards of Willdan Group, Inc., Limoniera Corporation and Whittier Trust Company. He previously served on the boards of Coast Federal Bank, Pacific Gulf Properties, U.S. Rentals, Nissan Motors (advisory board), and AON Risk Services (advisory board).  He is or has served on the boards of various nonprofit entities, including the California Science Center Foundation, the Children’s Bureau of Los Angeles, Forest Lawn Foundation and Unihealth Foundation. We believe that Mr. Renken’s extensive management experience and financial expertise well qualifies him to serve on our Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Company is committed to having sound corporate governance principles. These principles are essential to running the Company’s business efficiently and to maintaining the Company’s integrity in the marketplace. The Company has adopted formal Corporate Governance Guidelines to explain our corporate governance principles to investors. In addition, the Company has also adopted a Code of Conduct. These guidelines, as well as our Code of Conduct and other governance matters of interest to investors, are available through our website at www.eastwestbank.com by clicking on Investor Relations and then Governance Documents.

DIRECTOR INDEPENDENCE/FINANCIAL EXPERTS

The Company’s Board of Directors has conducted a review regarding the “independence” of each of its members under the standards of Rule 5605(a)(2) of the Nasdaq Stock Market, Inc. (“NASDAQ”) listing standards. In making such determination, our Nominating and Corporate Governance Committee evaluated banking, commercial service, familial or other transactions involving each director or immediate family member and their related interests and the Company, if any. The Board has determined that eight of the ten current members and director nominees, all of whom are non-employee directors, satisfy the NASDAQ’s “independence” requirements. The current independent directors are: Iris S. Chan, Rudolph I. Estrada, Paul H. Irving, Andrew S. Kane, John Lee, Herman Y. Li, Jack C. Liu and Keith W. Renken. Accordingly, a majority of the Board of Directors, and all members of its Audit, Compensation, Compensation Committee and Nominating/Corporate Governance Committees, satisfy the independence requirements of the NASDAQ.

In addition, the Board of Directors has conducted a review regarding the qualifications of each member of the Audit Committee under the standards of Rule 5605(c)(2)(A) of the NASDAQ listing standards and Section 10A(m) of the Exchange Act and determined that all members meet these standards.

The Company’s Board of Directors has also conducted a review regarding whether any members of the Audit Committee meet the criteria to be considered a “financial expert” as that term is defined by the SEC. Based on its review, the Board determined that all members of the Audit Committee, Paul H. Irving, Andrew S. Kane, John Lee, and Keith W. Renken, its chairman, qualify as “financial experts” by reason of their prior job experience.

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board.  The Board believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership composition of the Board. The Board has determined that having the Company’s Chief Executive Officer also serve as Chairman is in the best interest of the Company’s stockholders at this time.  This structure makes the best use of the Chief Executive Officer’s extensive knowledge of the Company and its industry, while fostering greater communication between the Company’s management and the Board.  In addition, the designation of the CEO with the additional title as Chairman is important when dealing with overseas customers and dignitaries who are less familiar with the nuances of recent United States trends in corporate titles and have the perception that they are not dealing with the senior decision maker of the Company if they are not dealing with the Chairman.  The Company has extensive experience and dealings with persons from China where this perception exists.  The Company does have a Lead Director position. The Lead Director presides over executive sessions of independent directors that are held after every regularly scheduled Board meeting and in addition, presides at other meetings where the Chairman is not present; reviews meeting agendas and schedules; and is available to serve as a liaison between the Chairman and independent directors.  In addition, this determination not to separate the roles of Chairman and CEO recognizes that the Board is already strongly independent, with 8 of the 10 directors being independent under Nasdaq and East West Bancorp Board standards and with all members of the Audit, Compensation, Nominating and Corporate Governance, and Risk Oversight Committees being independent.  More information about the Lead Director position and who is in that role can be found through the Company’s website at www.eastwestbank.com by clicking on Investor Relations and then Governance Documents, Corporate Governance Guidelines.

RISK OVERSIGHT AND THE BOARD

The Board of Directors maintains active involvement and responsibility for oversight of risks that could affect the Company arising out of its operations and business strategy.  The Risk Oversight Committee has been appointed by the Board to provide focused oversight of the Company’s enterprise risk management and its identified enterprise risk categories. The identified risk categories include: credit, interest rate, liquidity, operational, information technology, human capital, compliance, legal, strategic, reputation, and international.   The Chief Risk Officer of the Company works with the Risk Oversight Committee to set meeting agendas and attends Risk Oversight Committee meetings.  In addition, the Audit Committee of the Board focuses on the accuracy of financial reporting, the existence of internal controls, and compliance with laws and Board policies.   The Board satisfies its responsibility for risk oversight through written or oral reports directly from the Risk Oversight Committee, the Audit Committee and other senior officers with oversight responsibility for particular risks within the Company.  Such reports include risk trends, results of strategic and capital plan monitoring, results of regulatory issue monitoring and financial, credit and operational key risk indicators.  In addition to the Risk Oversight Committee and Audit Committee, other committees of the Board of the Company and East West Bank consider the risks within their areas of responsibility.  For example, the Compensation Committee of the Company considers the risks that may be implicated by our executive compensation programs.

COMMITTEES OF THE BOARD OF DIRECTORS

The business of the Company’s Board of Directors is conducted through its meetings, as well as through meetings of its committees. Set forth below is a description of the committees of the Board.

Audit Committee

The Audit Committee reviews and reports to the Board on various auditing and accounting matters. The Audit Committee also engages the independent public accountants, reviews the scope and results of the procedures for internal auditing, reviews the Company’s financial statements, reviews the independence of the Company’s independent auditors, and approves all auditing and non-auditing services performed by its independent auditors. The Audit Committee currently consists of Paul H. Irving, Andrew S. Kane, John Lee, and Keith W. Renken, as chairman. All members of the Audit Committee have been determined by the Board to be independent under the standards of Rule 5605(a)(2) of the NASDAQ listing standards. The Bank also has an Audit Committee, which consists of the same directors who comprise the Company’s Audit Committee and which generally meets jointly with the Company’s Audit Committee. During 2011, the Audit Committee met eight times.  The charter of the Company’s Audit Committee is available through the Company’s website at www.eastwestbank.com by clicking on Investor Relations and then Governance Documents.

Compensation Committee

The Compensation Committee establishes executive compensation policies as well as the actual compensation of the Chief Executive Officer and the other NEOs. The Compensation Committee currently consists of Iris S. Chan, Paul H. Irving and Andrew S. Kane as chairman. All members of the Compensation Committee have been determined by the Board to be independent under the standards of Rule 5605(a)(2) of the NASDAQ listing standards. The Bank also has a Compensation Committee, which consists of the same directors who comprise the Company’s Compensation Committee and which generally meets jointly with the Company’s Compensation Committee. During 2011, the Compensation Committee met five times.  The charter of the Compensation Committee is available through the Company’s website at www.eastwestbank.com by clicking on Investor Relations and then Governance Documents.  For a more comprehensive discussion of the responsibilities of the Compensation Committee, please see the Compensation Discussion and Analysis section of this Proxy.

Role of Compensation Consultant

The Compensation Committee of the Board of Directors retained Frederic W. Cook & Co. (“Cook & Co.”) as its independent compensation consultant in October 2010.

The Compensation Committee has the authority to obtain assistance and advice from advisors to assist it with the evaluation of compensation matters without the approval or permission of management or the Board. The Compensation Committee uses advisors to obtain candid and direct advice independent of management, and takes steps to satisfy this objective. First, in evaluating firms to potentially provide advisory services to the Compensation Committee, the Compensation Committee considers if the firm provides any other services to the Company. In addition, while members of management may assist the Compensation Committee in the search for advisors, the Compensation Committee ultimately and in its sole discretion makes the decision to hire or engage a consultant and provides direction as to the scope of work to be conducted.  The Chairman of the Compensation Committee has evaluated the relationship of the compensation consultant with both the Company and the Compensation Committee, including the nature and amount of work performed for the Compensation Committee during the year, and concluded that the compensation consultant met the criteria as an independent advisor for both the years ended 2010 and 2011. Further, management did not retain any advisors or consultants on matters regarding compensation in 2010 or 2011. The Compensation Committee retains Cook & Co. to:

•                  Assist and advise the Compensation Committee during its meetings;

•                  Provide information based on third-party data and analysis of compensation programs at comparable financial institutions for the design and implementation of our executive and non-director compensation programs;

•                  Compile and analyze compensation data for financial services companies;

•                  Assist the Compensation Committee in forming a Peer group;

•                  Provide independent information as to the reasonableness and appropriateness of the compensation levels and compensation programs of the Company as compared to comparable financial services companies.

Risk Oversight Committee

The Board believes an effective risk management system will (1) timely identify the material risks that the Company faces, (2) communicate necessary information with respect to material risks to senior management and, as appropriate, to the Board or relevant Board Committee, (3) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile, and (4) integrate risk management into Company decision-making. The Risk Oversight Committee has been appointed by the Board to provide focused oversight of the Company’s identified enterprise risk categories on behalf of the Board of Directors. The identified risk categories include: credit, interest rate, liquidity, operational, information technology, human capital, compliance, legal, strategic, reputation, and international. The Risk Oversight Committee currently consists of Iris S. Chan, Jack C. Liu, Herman Y. Li, and Rudolph I. Estrada as chairman.   The Bank also has a Risk Oversight Committee, which consists of the same directors who comprise the Company’s Risk Oversight Committee and which generally meets jointly with the Company’s Risk Oversight Committee. During 2011, the Risk Oversight Committee met four times.  The charter of the Risk Oversight Committee is available through the Company’s website at www.eastwestbank.com by clicking on Investor Relations and then Governance Documents.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee nominates persons for election as directors and reviews corporate governance matters. The Nominating/Corporate Governance Committee currently consists of Keith W. Renken,

John Lee, and Herman Y. Li as chairman. All members of the Nominating/Corporate Governance Committee have been determined by the Board to be independent under the standards of Rule 5605(a)(2) of the NASDAQ listing standards. The Bank also has a Nominating/Corporate Governance Committee, which consists of the same directors who comprise the Company’s Nominating/Corporate Governance Committee and which generally meets jointly with the Company’s Nominating/Corporate Governance Committee. During 2011, the Nominating/Corporate Governance Committee met once.  The charter of the Nominating/Corporate Governance Committee is available through the Company’s website at www.eastwestbank.com by clicking on Investor Relations and then Governance Documents.

Executive Committee

The Executive Committee is authorized to exercise certain powers of the Board of Directors during intervals between the meetings of the Board of Directors. The Executive Committee currently consists of Rudolph I. Estrada, Dominic Ng and Julia S. Gouw. The Bank also has an Executive Committee, which consists of the same directors who comprise the Company’s Executive Committee. The Executive Committee did not meet in 2011. The charter of the Executive Committee is available through the Company’s website at www.eastwestbank.com by clicking on Investor Relations and then Governance Documents.

Board Attendance of Meetings

The Company’s Board of Directors met seven times during 2011 and the Bank’s Board of Directors met eight times during 2011.  All of the directors attended all of the meetings of the Company’s Board of Directors, and all of the meetings of the Bank’s Board and of the committees on which he or she served in 2011, except where a member was absent from one Board meeting for the Company and the Bank. Accordingly, all directors attended at least 85% of the Board meetings and the committee meetings of which they are a member. The policy of the Company is to encourage all director nominees and all directors who are also employees of the Company to attend the annual meeting of stockholders. All of the directors were in attendance at the 2011 annual meeting of stockholders.

CONSIDERATION OF DIRECTOR NOMINEES

Stockholder Nominees

The policy of the Nominating/Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” Any stockholder nominations proposed for consideration by the Nominating/Corporate Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary

East West Bancorp, Inc.

135 N. Los Robles Avenue, 7th Floor

Pasadena, California 91101

In addition, nominations for director may be made by any stockholder entitled to vote for the election of directors if proper notice is given in accordance with the Bylaws. Notice of a stockholder’s intention to make any nominations must be made in writing and must be delivered to the Secretary of the Company at the principal executive offices of the Company no later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the meeting at which directors are to be elected. However, in the event that less than sixty-five (65) days notice of the meeting is given to stockholders, notice by the stockholder, to be timely, must be delivered not later than the close of business on the seventh (7th) day following the date of mailing the notice of the meeting to stockholders. Such notification shall contain the following information: (a) all information about each proposed nominee that would be required in a proxy solicitation under the federal proxy rules; (b) the name and address of the notifying stockholder; and (c) the number of shares of the Company’s Common Stock beneficially owned by the notifying stockholder. Nominations not made in accordance with the requirements in the Bylaws may be disregarded.

Director Qualifications

The Company’s Corporate Governance Guidelines contain Board membership criteria that apply to Nominating/Corporate Governance Committee recommended nominees for a position on the Board. Under these criteria, members of the Board should have the highest professional and personal ethics and values. They should have broad experience at the policy-making level in business, government, education, finance, accounting, law or public interest.  The Nominating/Corporate Governance Committee strives to nominate Directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s businesses.  In addition, the Nominating/Corporate Governance Committee seeks to nominate directors with a diversity of origin, background, experience, and thought.  All directors should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties.

Identifying and Evaluating Nominees for Directors

The Nominating/Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating/Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating/Corporate Governance Committee, and may be considered at any point during the year. As described above, the Nominating/Corporate Governance Committee considers properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating/Corporate Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating/Corporate Governance Committee. In evaluating such nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

COMMUNICATIONS WITH THE BOARD

The Company’s Board of Directors welcomes suggestions and comments from stockholders. All stockholders are encouraged to attend the annual meeting of stockholders where senior management and outside auditors, as well as members of the Board, will be available to answer questions. Stockholders may also send written communications to the Board by writing to the Secretary of the Board of Directors at East West Bancorp, Inc., 135 N. Los Robles Avenue, 7th Floor, Pasadena, California 91101. All communications (other than commercial communications soliciting the sale of goods or services to, or employment with, the Company or directors of the Company) will be directed to the appropriate committee or to the Chairman of the Board or to any individual director specified in the communication, as applicable.

EXECUTIVE SESSIONS

The independent Directors meet in executive sessions without management or any of the non-independent directors present after every regularly scheduled meeting of the Board. The sessions are chaired by the Lead Independent Director.   Any director can request that an additional executive session be scheduled.

STOCK OWNERSHIP GUIDELINES

All directors and executive officers are required to own the Company’s Common Stock to further align management’s financial interests with stockholders’ interests. The Company’s stock ownership guidelines are:

Directors:	3 times annual cash retainer
CEO:	6 times base salary
President:	3 times base salary
Other Executive Officers:	1 times base salary

In addition, named executive officers are required to hold until retirement at least 51% of any stock acquired upon the exercise of stock options (net of taxes and net of the grant price paid) and at least 51% of any stock received upon vesting (net of taxes) of restricted stock or restricted stock units.  If the 51% holding requirement for any stock obtained upon the exercise of stock options or the vesting of restricted stock or stock units is greater than the guidelines set forth above for the directors and Named Executive Officers, the higher holding requirements will apply and an executive may have holding requirements greater than the above guidelines.

The guidelines are to be met within five years of a director being elected or an officer being appointed to his or her position, and until met the director or officer should not sell any shares. Stock ownership guidelines for directors and senior officers can be found through the Company’s website at www.eastwestbank.com by clicking on Investor Relations and then Governance Documents.

Executive officers may not pledge or engage in hedging strategies or sell short or trade derivatives involving the Company’s securities.

DIRECTOR COMPENSATION

The Compensation Committee is responsible for reviewing the compensation of the directors and making recommendations for changes to the Board of Directors. Employees of the Company and its subsidiaries are not compensated for service as directors of the Company or its subsidiaries and are not included in the table below. The compensation received by Mr. Ng and Ms. Gouw as employees of the Company are shown in the “Summary Compensation Table”.

In 2011, the Compensation Committee requested Cook & Co. to independently review the compensation program for non-employee directors.  Based on the review from Cook & Co. and their recommendations to maintain the market competitiveness of our compensation for the non-employee directors, the Compensation Committee approved changes to our director compensation program in July 2011. The compensation of directors had not previously been changed since 2007.  The annual retainer for non-employee directors was increased from $25,000 to $40,000, distributable in Common Stock. Additionally, the annual stock award was increased from $40,000 to $50,000 in stock, with shares being grants of common stock instead of grants of restricted stock as in the past. The annual cash retainer for committee chairs was increased as follows: Audit—$10,000 to $12,500; Compensation—$7,000 to $10,000; Risk Oversight—$5,000 to $7,500; Nominating/Corporate Governance—$5,000 to $7,500. In addition, one independent non-employee director represents and reports to the Board of Directors of the Company by serving as non-executive Chairman of the Board of the Company’s subsidiary bank in China, and received an additional annual retainer of $125,000 paid by the Company; this arrangement ended in January 2012. Beginning in July 2011, non-employee directors no longer receive a meeting fee of $1,000 for each Board meeting attended, while the meeting fee for committee meetings was increased from $1,000 to $1,500.  In 2011, three non-employee directors elected to receive their annual cash retainer in the form of Common Stock.

The following table summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2011:

2011 Non-Employee Director Compensation Table

Name	Fees Earned Paid in Cash	Stock Awards	All Other Compensation	Total
Iris S. Chan(1)	$9,000	$90,000	$-	$99,000
Peggy Cherng(2)	5,000	-	-	5,000
Rudolph I. Estrada(3)(4)	55,500	50,000	60,000	165,500
Paul H. Irving(1)	13,500	90,000	-	103,500
Andrew S. Kane(4)	66,500	50,000	-	116,500
John Lee(1)	14,500	90,000	-	104,500
Herman Y. Li(4)	55,500	50,000	-	105,500
Jack C. Liu(4)	175,000	50,000	-	225,000
Keith W. Renken(4)	66,000	50,000	-	116,000

(1)                                     The values in the Stock Awards column represent the aggregate grant date fair values of the 2011 stock awards and the 2011 annual retainer received in common stock. All stock was granted on July 28, 2011, with a grant date price of $18.68, the closing price of the shares on that date.

(2)                                     Ms. Cherng’s term ended in April 2011 and she did not stand as a nominee for re-election.

(3)                                     The amount shown under All Other Compensation for Mr. Estrada represents consulting fees paid during the year to a company in which Mr. Estrada is the principal shareholder.

(4)                                     These directors elected to receive their annual retainer in the form of a cash payment.

COMPENSATION DISCUSSION AND ANALYSIS

CD&A – Contents

SECTION ONE	OVERVIEW AND EXECUTIVE SUMMARY

SECTION TWO	HOW WE ESTABLISH EXECUTIVE PAY

SECTION THREE	2011 COMPENSATION DECISIONS FOR
NAMED EXECUTIVE OFFICERS

SECTION FOUR	2012 EXECUTIVE COMPENSATION DECISIONS

SECTION FIVE	2012 EXECUTIVE COMPENSATION GOVERNANCE

SECTION ONE - OVERVIEW AND EXECUTIVE SUMMARY

Overview

The Company achieved strong financial performance in 2011, realizing record net income and reaching record total assets.  The Compensation Committee and the Company are committed to the pay for performance philosophy and this CD&A provides information on the strategies and policies developed to execute on this strategy as it pertains to total executive compensation.  The strategies and policies of the Compensation Committee have been developed so that there is a direct correlation between executive compensation and the Company’s overall performance and individual performance.

2011 Financial Performance

East West Bancorp, Inc. achieved record net income and strong financial performance in 2011 despite industry-wide economic challenges. In 2011, East West exceeded its financial goals and made strong progress towards achieving its organizational objectives. Further, East West outperformed its Peer Group and industry averages under several key performance indicators for financial institutions.

Among the significant highlights for 2011:

•                  Record Earnings – Second year of record earnings.   We increased net income each consecutive quarter of 2011. For the full year 2011, net income totaled a record $245.2 million, a 49% or $80.7 million increase from $164.6 million in 2010, which was also a record year of net income for East West.

•                  Return on Equity – Our return on total common equity was 11.08%, an increase of 466 basis points from the prior year.  This return was greater than the industry average of 8.06%1 and greater than the average of our Peer Group of 7.76%.

•                  Credit Quality / Nonperforming Assets – Our ratio of Nonperforming Assets to Total Assets ended the year at 0.80%.    This is substantially below the industry average of 2.54%1 and below the average of our Peer Group of 1.54%.  Net charge offs and loan loss allowance provisions decreased each quarter of the year.

•                  Strong Loan Growth – Total loans not covered by our loss sharing agreements with the FDIC grew to a record $10.6 billion, an increase of 18% or $1.6 billion during the full year 2011. The growth in noncovered loans was fueled by strong growth in commercial and trade finance loans and single family loans.

•                  Record Deposit Growth – Total deposits grew to a record $17.5 billion, a 12% or $1.8 billion increase during the full year 2011. Core deposits grew to a record $10.3 billion, an increase of 16% or $1.4 billion year to date.

1  Industry average based on FDIC’s Quarterly Banking Profile for FDIC-Insured Commercial Banks for the related periods.

•                  Strong Capital Levels – Capital levels for the Company remain high. As of December 31, 2011, our Tier 1 risk-based capital and total risk-based ratios were 14.8% and 16.4%, respectively, over $800 million greater than the well capitalized requirements of 6% and 10%, respectively.

•                  Increased Dividends - We increased our annual dividend rate from $0.04 per share to $0.20 per share in April 2011 and, based on our strong financial performance in 2011, we increased our annual dividend rate from $0.20 to $0.40 in January 2012.

•                  Shareholder Return – Our 2011 total shareholder return was 2% as compared to our Peer Group with median total shareholder return of -15% and compared to the KBW Index of -7%. Our 3 year-ended 2011 total shareholder return was 26% as compared to our Peer Group with median total shareholder return of -0.2% and compared to the KBW Index of -6%.

This strong financial performance was recognized by being ranked in the top 10 of the 100 Best Banks in America by Forbes for both 2010 and 2011.

Our organizational objectives for many years have focused on building a “financial bridge” between the United States and Greater China; this bridge consists of the specialized skills, expertise and infrastructure that enable customers to satisfy business and financial needs within and across these two distinct markets.  We are not aware of any other of the largest 50 United States banks that focus on this as their primary long-term business strategy. We are one of the few United States institutions with banking branches in China.  In 2011 we realized tangible value from these long term bridge banking efforts by again delivering strong financial results for our shareholders.  Our market capitalization has increased from $40 million since 1991 to $3.0 billion at the end of 2011, an increase of over 74 times.  2011 was also a year when we were able to achieve strong results in new bridge related lending areas such as entertainment, high tech, and clean tech.

The compensation decisions described in this CD&A reflect the strong financial performance the Company achieved in 2011 and are consistent with the Company’s philosophy to pay for performance.

Objectives of the Company’s Executive Compensation Program

There are five primary objectives of the Company’s executive compensation program. The following table describes each objective and how it is achieved.

Compensation Program Objective	How Objective is Achieved

Support the achievement of the Company’s vision and business strategy	•	Incentive program performance objectives are tied to both financial and strategic objectives.

	•	The compensation programs provide an incentive for executives to meet and exceed Company goals.

Pay for performance, which we believe will increase long-term stockholder value	•	Compensation awards are based upon performance against Company financial and strategic goals, as well as business division goals.

	•	When goals are not achieved and when performance is below the threshold goals, there will be no bonus payouts and compensation awards will be below target levels.

Attract and retain talented executives to succeed in today’s competitive marketplace	•	Executives are held accountable for results and rewarded with above target levels when Company and business division goals are exceeded.

	•	A significant portion of compensation is equity-based.
	•	The payments of certain long-term incentive awards are deferred through vesting and holding requirements.

Align the interests of our executive officers and stockholders	•	Long-term incentive compensation awards are equity-based.

	•	Stock ownership requirements are in place for all named executives and recently increased for both the CEO and the President and COO.

Avoid creating excessive risk	•	Incentive awards are capped.

	•	Multiple performance metrics are used, including those that serve to reduce risk.

	•	The Executive Compensation Recovery Policy is applied to performance based bonus payments and to long-term performance based equity awards.

	•	The payments of certain long-term incentive equity awards are deferred through vesting and holding requirements.

•

The Compensation Committee has the authority to exercise discretion to reduce bonus payments even if established goals are achieved, including instances in which executives engage in excessive risk taking.

Pay for Performance

The Company is committed to the compensation philosophy of paying for performance and the understanding that compensation programs serve to motivate and reward the achievement of financial and strategic goals of the Company, which management believes will increase long-term stockholder value. The compensation of the Named Executive Officers is predominantly variable and determined by the achievement of the Company’s financial budget and performance goals. The metrics of earnings per share and non-performing asset ratios directly relate to our strong financial performance in 2011. In 2011, the Company performed very well with strong profitability and record net income of $245.2 million. We ended 2011 ranked among the 25 largest public independent banks in the country by total market capitalization.  Additionally, the Company made strong progress in both growing and diversifying its loan portfolio, growing core deposits and maintaining strong capital levels. Other achievements of 2011 are discussed earlier in this proxy in 2011 Financial Performance.

Primary Elements of Company’s Executive Compensation Program

The primary elements of the Company’s executive compensation program are presented below in summary format and more fully explained in the sections that follow.

Total Rewards Element	Why We Provide It	How We Determine the Amount	What it is Intended to Reward
Base Salary

To provide a competitive level of fixed income based on:

•        Impact on business

•        Relative importance of executive to organization versus other executives

•        Experience in the job

•        Individual performance

Peer Group analysis and competitive analysis of salary survey data is utilized to establish base salary levels

Annual merit increases are awarded based on individual performance and marketplace competitiveness

Individual performance, level of experience and responsibility

Performance Based Bonus	To provide performance-based pay for annual performance • Company performance measures • Company strategic goals • Departmental and individual performance	Performance based: Potential awards are based on a calculated target Strategic goals are established by CEO to develop organizational capabilities to drive growth and stockholder value	Company performance and individual and departmental performance Development of critical company capabilities

Long-Term Incentives (Performance Restricted Stock Units)

To drive value creation for stockholders over the long-term

•        Provides at-risk performance pay opportunity for long-term performance

•        Equity awards vest through achievement of company performance measures

•        Aligns with shareholder interests

		Performance based: Equity awards are granted based on a combination of the executive’s performance and competitive data on executive’s pay levels	Rewards overall company performance and creation of stockholder value

Performance Based Retention Awards

To retain and provide performance based awards for executives

•        Retaining executives that will continue to successfully implement the Company’s strategic goals

•        Maintaining the Company’s competitive advantage

		Performance based: Equity awards and cash payments are granted based on a combination of the executive’s performance and the total annual peer compensation and salary survey data	Rewards overall company performance and creation of stockholder value and encourages executives to remain with the Company and continue high level of performance

Elements of Compensation: Base Salary

Base salary is a fixed portion of compensation based on a combination of peer group salary data, salary survey data, an individual’s skills, responsibilities, experience and importance to the Company.  Actual salaries reflect an individual’s responsibilities, his or her performance in his or her role over time and other factors, such as the Compensation Committee’s (and the CEO’s in the case of other Named Executive Officers) assessment of the individual NEO’s performance. All Named Executive Officers were given salary adjustments in 2011.

Elements of Compensation: Salary Stock

In June 2009, the U.S. Department of the Treasury released regulations (the “TARP Compensation Standards”) regarding executive compensation for financial institutions participating in the U.S. Department of the Treasury’s Capital Purchase Program (“TARP”). In December 2008, the Company participated in TARP and the U.S. Treasury invested $306.5 million in East West Bancorp preferred stock. Although the Company repaid the TARP investment to the U.S. Treasury on December 29, 2010, the Company was still subject to the TARP Compensation Standards in 2011 as it related to compensation for the 2010 fiscal year. Specifically, the Named Executive Officers and certain other senior officers could not receive a bonus for 2010 performance and grants of restricted stock were limited to 50% of compensation.  Salary stock is a form of compensation that complies with the TARP Compensation Standards and was used by the Company in 2011 to strengthen the ownership alignment between executives and stockholders, for competitive and retention purposes, and to recognize senior officers for strong performance in a manner consistent with TARP Compensation Standards.  All Named Executive Officers received salary stock in 2011 but did not receive any bonus for 2010 performance.  In determining the appropriate level of salary stock compensation in 2011, the Company decided the total value of the stock for each Named Executive Officer based on a combination of peer group salary data, salary survey data, and an assessment of an individual’s skills, responsibilities, performance and contributions for periods in which they were not eligible to receive a bonus.  Salary stock is the payment of fully vested stock each month. However, the shares are subject to transfer restrictions for an additional year after vesting to align our executives’ interests with stockholders.  The Compensation Committee has determined that as the Company is no longer subject to the TARP Compensation Standards, salary stock will not be used as a form of compensation in the future.  Salary stock is included in the Summary Compensation Table under column (c) Salary for each respective Named Executive Officer.

Elements of Compensation: Performance-Based Bonus

The Compensation Committee developed a cash incentive program (the “Performance-Based Bonus Plan”) that rewards executives for achieving critical Company goals.  The Company believes that performance-based bonuses serve to motivate and reward executives for meeting or exceeding Company-wide financial and strategic goals, and departmental or individual goals.  The 2011 Performance-Based Bonus Plan was structured to balance financial rewards and business risks by including multiple Company performance measures.  Additionally, Named Executive Officers, excluding the CEO and the President, also had individual and departmental goals.  The 2011 Performance-Based Bonus Plan also includes the Executive Recovery Policy, which provides a clawback of executive compensation if triggering events occur.  The target award opportunity for each Named Executive Officer is expressed as a percentage of base pay.

In 2010, as a result of our participation in the TARP program, the Company did not utilize the Performance-Based Bonus Plan for Named Executive Officers.

Under the 2011 Performance-Based Bonus Plan, executives could earn formula-based incentive compensation calculated as follows:

•                  75% weighting based the achievement of corporate metrics

o                 40% weighting on achieving target diluted earnings per share of $1.46. East West’s actual 2011 diluted earnings per share was $1.60, 110% of the target diluted earnings per share goal. The target earnings per share goal was determined based on the Company’s annual financial budget for 2011. The target earnings per share goal also coincides with the 2011 earnings guidance the Company provided to the public in January 2011 in its fourth quarter 2010 earnings release.  For 2011, 200% of the diluted earnings per share component was achieved because the actual earnings per share exceeded the target by $0.14 per share or 10%.  The goal set was challenging and the target earnings were set at a level that would require the Company to achieve record net income in 2011 that was 36% higher than 2010.

o                 40% weighting on achieving target nonperforming assets (excluding the impact of assets covered under loss share agreements with the FDIC) to total assets ratio of 1.50% or under. As of December 31, 2011, the nonperforming assets to total assets ratio was 0.80%. For 2011, 200% of the nonperforming assets to total assets ratio component was achieved because the actual ratio was less than 1.50%.   The goal was challenging and the target ratios were set at a level that is below the industry average of 3.12%1 as of December 31, 2010 and Peer Group average of 2.06% as of December 31, 2010, the date on which the most current information was available when the goals were set.

o                 20% weighting on achieving certain loan diversification targets. The Company has certain loan diversification goals that management believes are essential to ensure reduced loan concentrations and ultimately result in lower credit costs and long-term profitability. For 2011, the Company exceeded the loan diversification targets and 200% of the loan diversification component was achieved.  These goals were challenging as it is difficult to maintain earnings and expense control while at the same time building infrastructure to diversify the loan portfolio and to support that diversification.

•                  25% weighting based on the achievement of strategic initiatives that Company management believes encompass the vision and direction of the Company, develop organizational capabilities and drive growth. Management believes that achievement of these strategic initiatives will increase both short-term and long-term profitability and ultimately, stockholder value. The CEO made the initial determination with respect to the achievement of the strategic initiatives and presented this information to the Compensation Committee in March 2012, which agreed with the CEO’s evaluation. For 2011, it was determined that the Company achieved 87% of the strategic initiatives component.

In 2011, the Company achieved 172% of the target corporate goals. The performance-based bonus for the CEO and President were based solely on the achievement of the corporate goals listed above. For the CFO, Chief Risk Officer and General Counsel and the Chief Human Resources Officer, 50% of their performance-based bonus was based on the achievement of the corporate goals listed above and 50% was based on individual and departmental goals. For the other executives participating in the 2011 Performance-Based Bonus Plan, 30% of their performance-based bonus was based on the achievement of the corporate goals listed above and 70% was based on individual and departmental goals. The payment of these bonuses is also subject to the Company satisfying the regulatory capital requirements administered by the federal banking agencies to be well-capitalized. In addition, the Compensation Committee reserved sole discretion to reduce bonus payments downward if it determined that any of the Bank’s capital ratios are below levels that the Committee considered appropriate.

The payment of bonuses under the Company’s 2011 Performance-Based Bonus Plan is adjusted both upwards for performance above the target goal, to a maximum level of 200% of target, and downwards for performance below the target goal. If less than 50% of the target goal is achieved for any component, there is no payment for that component for the NEOs and other executives.

Elements of Compensation: Long-Term Incentive Awards

Long-term incentive (“LTI”) awards are compensation awards that provide a strong link between the return to our stockholders and the compensation of our executives. Prior to our participation in TARP, the Compensation Committee awarded both stock options and performance-based restricted stock units.  Subsequent to the repayment of the TARP investment by the Company, the Compensation Committee re-examined our long-term incentive award program and decided to only award performance restricted stock units (“RSU”) in 2011.  The Compensation Committee also included a deferral feature for certain awards so that the RSUs are subject to an additional one year vesting period after the end of the performance period.  The Compensation Committee believes that this practice aligns our Company with the best practices for long-term incentive awards, reflecting the appropriate balance between financial reward and risk.

LTI awards are generally granted in the first half of March of each year which allows the Compensation Committee adequate time to evaluate prior year performance.  The timing of the grants is generally after the filing of the annual report on Form 10-K of the Company and before the start of the Company’s “blackout period” during which insiders may not engage in Company stock transactions. The Company’s blackout periods generally start ten days before the end of each quarter. LTI awards are granted under the Company’s 1998 Stock Incentive Plan as amended, the Company’s omnibus stockholder-approved plan for equity awards to employees. The Company calculates the aggregate grant date fair value of awards at date of grant in accordance with the same standard it applies for financial accounting purposes. Consistent with the U.S. Securities and Exchange Commission regulations, the grant date fair value of 2011 LTI award equity grants for the Named Executive Officers is presented in the Summary Compensation Table and Grants of Plan-Based Awards table. Total outstanding unexercised or unvested LTI grants are shown in the Outstanding Equity Awards table.

Fifty-five percent of the value of the LTI awards granted in 2011 that the Named Executive Officers can earn is comprised of performance restricted stock units with a two year performance period followed by an additional one year vesting period. The target performance criterion for these LTI awards is that the Company’s two-year cumulative diluted earnings per share for 2011 and 2012 must meet or exceed $3.04 per share.  Additionally, the Named Executive Officers will receive 50% of the target award if the two-year cumulative diluted earnings per share for 2011 and 2012 are at or above $2.60. Further, the Named Executive Officers will not receive these LTI awards if the cumulative diluted earnings per share for 2011 and 2012 is below $2.60 per share. The amount of shares to be delivered is proportionately adjusted for performance between $2.60 and $3.04. For these LTI awards, the performance period will not be completed until after the end of 2012.  These goals were challenging in that the two year cumulative target earnings goal for the restricted stock units to vest would require the highest cumulative two year net income in the history of the Company and 93% above the earnings for the prior two year period of 2009 to 2010.

Forty-five percent of the value of the LTI awards the Named Executive Officers can earn is comprised of performance restricted stock units with a three year vesting period. For these LTI awards, the vesting is in equal increments over the three year vesting period. Additionally, these LTI awards were subject to a 2011 net income performance criteria of $30 million in order to ensure tax deductibility under section 162(m) of the U.S. Internal Revenue Code.

For both of the LTI awards, dividend equivalents are paid only on earned shares after the vesting periods have ended.

	2011
LTI Vehicle	Weighting	Vesting Terms & Other Conditions
2-Year Performance Period 3-Year Vesting Restricted Stock Units	55%

The 2011 performance shares can be earned after a two-year performance period based on an equal weighting of two goals:

•      Company’s two-year cumulative diluted EPS of $3.04 per share for 2011 and 2012 with a 50% grant threshold of a cumulative diluted EPS of $2.60 per share and no grants if the cumulative diluted EPS is below $2.60 per share.

•      With an additional one-year of time vesting (i.e., employee must be employed three years to vest in the award).

Dividend equivalents are paid only on earned shares after the three-year vesting period has ended.

3-Year Vesting Performance Restricted Stock Units	45%

Vesting is in equal annual increments over three years.

Vesting is subject to the achievement of the EPS equivalent of $30 million in net income during 2011.

Dividend equivalents are paid only on earned shares. These shares vest 1/3 each year over 3 years. The dividend equivalents are paid on the respective vested shares at vesting date.

Elements of Compensation: Performance-Based Retention Awards

Further, in addition to its usual annual review of officer compensation in the first quarter of the year, the Compensation Committee met in July 2011 to review long-term succession and retention planning. At that time, the Compensation Committee determined that it would be appropriate to provide special retention awards to both the CEO and the President to encourage both to remain with the Company for the continued future.

The Compensation Committee recognized that it did not have in place a longer term retention program directed to the two individuals deemed most critical to the continued success of the Company. The Compensation Committee also recognized that the recent achievements of the Company of (i) increased prominence as becoming the bridge bank between the United States and Greater Asia, and the contributions of these two individuals (ii) having grown the Company from $600 million to over $22 billion in total assets and (iii) increasing the market capitalization of the Company over their tenure from $40 million to $3.0 billion at December 31, 2011. The Compensation Committee recognized the vital role these two individuals had in creating long-term value for our stockholders and that these contributions had not been appropriately recognized. Additionally, the Compensation Committee recognized the importance of retaining these two critical individuals to ensure continued strong financial performance of the Company in the coming years.

These retention awards were given in the form of performance-based cash awards for both the CEO and the President and a performance-based restricted stock award for the CEO.  For the CEO, performance-based cash awards are payable on February 1, 2012, October 31, 2015 and March 31, 2016 if certain performance targets are met. Additionally, the CEO was granted a performance-based restricted stock award vesting on July 19, 2012. The restricted stock that would vest in 2012 and the cash award payable in 2012 are both subject to the Company achieving a deposit balance that is greater than the separate deposits of the Company and United Commercial Bank (“UCB”) as of the UCB acquisition date of November 6, 2009 and that is not less than 90% of the deposit balance on July 1, 2011.  These targets are considered challenging and tied to the performance being awarded in that the successful integration of two banks of similar sizes that result in concrete measurable synergies such as the combined deposits increasing is a notable achievement.  In addition to the deposit runoff that often occurs after any bank merger, the acquisition of a failed bank from the Federal Deposit Insurance Corporation presents additional challenges to growing deposits in that a substantial number of customers leave because of the customer uncertainties inherent with having to deal with a process they are not familiar with, questions about the applicability of deposit insurance, the eventual need to obtain new checks and other banking supplies, and rumors from competitors that customers will not be protected; an additional challenge is that a failed bank will typically have a substantial amount of deposits that are higher cost than healthy banks would offer and that often leave after an acquisition when the customer cannot obtain the same high rates.  The vesting and payment are also subject to the Company satisfying applicable regulatory requirements for well-capitalized banks.  The retention awards payable in 2015 and 2016 are subject to the Company having diluted earnings per share of $0.65 in 2012 and satisfying applicable regulatory requirements to be well-capitalized at the end of each fiscal year though the date of payment. For the President, performance-based cash awards are payable on October 31, 2015 and March 31, 2016 and are subject to the same performance criteria over these time periods as for the CEO.

Elements of Compensation: Benefits – Detailed Information

Our Named Executive Officers receive the same customary benefits as all other employees, including medical, dental, life, disability, and a 401(k) plan which includes company matching contributions.  The Named Executive Officers are eligible to participate in the same plans and to the same extent as most other salaried employees.

In addition, the Company sponsors a Supplemental Executive Retirement Plan (the “SERP”) which provides supplemental retirement benefits to certain Named Executive Officers. The SERP is discussed in further detail under the heading “Retirement Plans.”

Elements of Compensation: Perquisites – Detailed Information

In general, the Named Executive Officers do not have different or greater benefits than other employees with the exception of financial planning services for the CEO and the President, the use of a Company-owned car for the CEO, and an automobile allowance for the President. The Compensation Committee reviews the perquisites provided to the Named Executive Officers annually as part of their overall review of executive compensation. For 2011, the Compensation Committee determined that all perquisites are within an appropriate range of competitive compensation practices based on a review of competitive pay data provided by the outside compensation consultant.

Details about the Named Executive Officers perquisites, including the cost to the Company, are shown in the Summary Compensation Table under the “All Other Compensation” column and the accompanying narrative.

SECTION TWO – HOW WE ESTABLISH EXECUTIVE PAY

Responsibilities of the Compensation Committee

As outlined in the Company’s Corporate Governance Guidelines, the Compensation Committee is comprised entirely of independent directors and is responsible for developing and overseeing the Company’s executive compensation policies and programs. The goal of the Compensation Committee is to maintain compensation that is competitive within the markets in which the Company competes for talent and that reflects the long-term interests of Company stockholders. The Compensation Committee is responsible for:

•                  Developing the overall compensation strategy and policies for the Company;

•                  Developing, evaluating and approving the goals and objectives of the compensation of the CEO;

•                  Evaluating and approving the individual compensation, including bonus and equity incentive compensation and perquisites of each of the Named Executive Officers;

•                  Approving the merit increases and incentive compensation of all officers of the Company;

•                  Establishing the guidelines for stock ownership for the executive management;

•                  Along with the Chief Risk Officer of East West Bancorp and East West Bank, reviewing the incentive compensation programs of the Company to evaluate and ensure that none of them encourage excessive risk;

•                  Retaining outside advisors, including the compensation consultant, to provide professional counsel;

•                  Retention of key executives while developing and maintaining a succession plan for management;

•                  Developing and maintaining a balanced compensation strategy of long term and short term incentives.

•                  Annually, approving the Compensation Committee Report on our Compensation Discussion and Analysis for inclusion in our annual proxy statement; and

•                  Providing reports to the Board on compensation matters.

Further, the Compensation Committee also provides recommendations to the Board with respect to compensation of directors. You can learn more about the Compensation Committee’s purpose, responsibilities, structure and other details by reading the Compensation Committee Charter which can be found in the Governance Documents section of the Company’s website at http://www.eastwestbank.com.

Compensation Committee Resources in Setting Pay

The Compensation Committee has several resources, analytical tools and performance measures it considers in determining compensation levels as shown in the chart below:

Compensation Committee Resource	Description

Compensation Committee Consultant

The Compensation Committee has retained an independent compensation consultant, Frederic W. Cook and Co., Inc. (“Cook & Co.”) that reports directly to the Compensation Committee. Cook & Co. advises the Compensation Committee on trends and issues in executive compensation and provides comparative compensation information for companies with which the Company competes for talent.

The Compensation Committee has the sole authority to retain and oversee the work of the consultants, who do not provide services to Company management.

The Company’s Human Resources Department	The Company’s Human Resources Department provides additional analysis, administrative support, and counsel as requested by the Compensation Committee.

The Company’s Enterprise Risk Management Department	The Company’s Enterprise Risk Management Department provides additional analysis, administrative support, and counsel as requested by the Compensation Committee.

Say on Pay Proposal

The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s 2011 annual meeting of stockholders held on May 24th, 98% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the Named Executive Officers.

Role of Compensation Consultant

The Compensation Committee retained Frederic W. Cook & Co. (“Cook & Co.”) as a consultant for its work in 2011.   Cook & Co. reports directly to the Compensation Committee and is independent of management and does not do any other work for the Company.

Cook & Co. informs the Compensation Committee on practices and trends in executive compensation among East West Bank’s peer companies and the broader banking sector.  It also provides advice and recommendations related to determining pay levels for the executive officers and designing the Company’s compensation programs for executives.

Cook & Co. conducted a competitive review of compensation levels for the named executive officers at the beginning of fiscal 2011. In its review, pay comparisons were made to a group of 17 direct peer companies (“Peer Group”) and to survey data for banks with total assets from $15 billion to $60 billion. Pay data for the Peer Group was from each peer company’s annual proxy statement, and survey group data was obtained from the 2010 Towers Watson U.S. Financial Services Studies Executive Database.

The Peer Group was approved by the Compensation Committee prior to the preparation of the competitive review by Cook & Co.  It is also periodically evaluated and updated to ensure the companies in the group remain relevant.  The Peer Group consists of companies that are in the same industry as East West Bank, and that are broadly similar in size, as measured by total assets and market capitalization.  At the time of the study for fiscal 2011, total assets for the group ranged from $11 billion to $53 billion, and market capitalization value ranged from $1.3 billion to $8.2 billion.  The companies are as follows:

Associated Banc-Corp BOK Financial Corp. Cathay General Bancorp City National Corp.	Huntington Bancshares Inc. Marshall & Ilsley New York Community Bancorp Peoples United Financial Inc.

Commerce Bancshares Inc. Cullen/Frost Bankers Inc. First Citizens BancShares Inc. First Horizon National Corp. Fulton Financial Corp.	SVB Financial Group Synovus Financial Corp. Webster Financial Corp. Zions Bancorp

Factors and Steps in Setting Pay

Compensation for the Named Executive Officers and certain other executive officers is generally evaluated and set annually by the Compensation Committee in the first half of March of each year based on the latest available competitive compensation data provided by Cook & Co., peer data, and Company business department and individual performance data.  An individual executive’s compensation is generally established after considering the following factors:

•                  The results of the most recent “Say on Pay” stockholder vote

•                  Competitive pay data at the 50th percentile, along with the 25th and 75th percentile levels for similar jobs and responsibilities in the market

•                  The Company’s performance against financial measures including earnings per share

•                  The Company’s performance relative to strategic initiatives approved by the Compensation Committee

•                  Business climate, economic conditions and other factors

The CEO makes recommendations to the Compensation Committee regarding compensation for all other NEOs and certain senior executives after reviewing their performance. Compensation data from the Company’s Peer Group and survey data for similar jobs and job levels are considered for base pay adjustments. Achievement against performance goals and the executive’s individual contribution toward Company objectives are considered in determining the annual performance-based bonus payout and long-term incentive awards.  When making pay recommendations to the Compensation Committee, the CEO uses discretion and takes into consideration, among other things, individual contributions and relative importance of certain executives compared to other executives. The Compensation Committee is responsible for reviewing and approving compensation for the NEOs and certain senior executives and has broad discretion when finalizing compensation types and amounts.

With respect to the CEO, the Compensation Committee annually reviews and approves the corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance against those objectives and approves the CEO’s compensation level based on that evaluation. With the assistance of the compensation consultant, the Compensation Committee considers the Company’s Peer Group and salary Peer data on base pay, performance-based bonus targets and LTI awards and uses broad discretion when setting compensation types and amounts for the CEO. The CEO does not participate in any deliberations regarding his own compensation.  The Compensation Committee is responsible for approving the CEO’s and the other senior executive annual compensation and informing the Board of Directors of its actions.

SECTION THREE –2011 COMPENSATION DECISIONS FOR NAMED EXECUTIVE OFFICERS

The following contributions and achievements were taken into consideration by the Compensation Committee in making the 2011 compensation decisions.  The 2011 performance-based bonus awards were based on 2011 financial performance and paid to the Named Executive Officers in March 2012.

Dominic Ng

Mr. Ng serves as Chairman of the Board and Chief Executive Officer of East West Bancorp and East West Bank. Mr. Ng’s leadership has been instrumental in the success of the Company and the value created for our shareholders since he joined the Company as Chief Executive Officer twenty years ago.

Mr. Ng has charted and driven the execution of our long-term organizational objectives which for many years have focused on building a “financial bridge” between the United States and Greater China as discussed in the 2011 Financial Performance under Section One – Overview and Executive Summary.  We are not aware of any other of the largest 50 United States banks that focus on this as their primary long-term business strategy. We are one of the few United States companies with banking branches in China.  2011 was also a year when we were able to achieve concrete results in new bridge related lending areas such as entertainment, high tech, clean tech, and private equity.

In addition, Mr. Ng’s leadership was crucial in navigating the Company through the financial crisis and then leading the Company in the 2009 acquisition of UCB from the Federal Deposit Insurance Corporation. The acquisition of UCB was a transformational acquisition for East West, as UCB was one of the Company’s largest competitors focused on the Chinese-American market and nearly doubled the size of the Company. Subsequent to the acquisition of UCB, Mr. Ng led the successful integration of UCB, the largest and most complex acquisition in the history of the Company.

The Company has been one of a few financial institutions to emerge from the financial crisis stronger, more profitable and better positioned to pursue future growth opportunities.  Since Mr. Ng joined the company in 1991, the market capitalization of the Company has increased from $40 million to $3.0 billion as of December 31, 2011, an increase of over 74 times.

In 2011 we realized tangible value from these long-term bridge banking efforts by again delivering strong financial results for our shareholders despite industry-wide economic challenges.  Under Mr. Ng’s leadership, in 2011 we achieved record earnings, increasing earnings 49% from 2010, which was also a record year of earnings.  We increased the annual dividend rate from $0.04 to $0.20 in April 2011 and to $0.40 in January 2012.  We outperformed our Peer Group and industry averages in 2011 in several key financial industry metrics.  Our return on total common equity in 2011 was 11.08%, greater than the industry average of 8.06%1 and greater than our Peer Group average of 7.76%.  We continue to focus on credit quality; our ratio of nonperforming assets to total assets ended the year at 0.80%, which is substantially below the industry average 2.54%1 and below the average of our Peer Group of 1.54%.

The financial performance of the Company under Mr. Ng’s leadership was recognized by East West being ranked in the top 10 of the 100 Best Banks in America by Forbes for both 2010 and 2011.  Mr. Ng’s contribution to the local business community has also been widely recognized.  In 2011 he received the Los Angeles Economic Development Corporation Individual Eddy Award and the Central City Association Treasures of Los Angeles Award.  He was recently also named by the Los Angeles Business Journal as the Business Person of the Year.

The 2011 compensation decisions of the Compensation Committee below reflect the long-term vision and leadership Mr. Ng has provided and the strong financial performance the Company achieved in 2011.

2011 Compensation

Mr. Ng’s total direct compensation for 2011 was $5,021,667. Mr. Ng received base salary in 2011 of $941,667.  During the year, his salary was increased from $900,000 to $1,000,000 effective August 1, 2011.  Mr. Ng also received a performance-based bonus award of $2,580,000 in March 2012 related to the 2011 fiscal year.  Mr. Ng’s performance-based bonus award was 172% of his target bonus and was determined based on achieving the corporate goals under the formula-based Performance-Based Bonus Plan described above.  Mr. Ng’s target bonus for 2011 was 150% of his base salary.  As described in more detail earlier in this Proxy, the 2011 performance goals were challenging and the target bonus would only be achieved if the Company achieved both record earnings and nonperforming asset levels below then national and Peer Group averages.

In the first quarter, Mr. Ng received a performance-based LTI equity award of $1,500,000.  55% of the performance-based LTI equity award is, as described in more detail in earlier in this Proxy, subject to challenging performance metrics in order to vest.  The performance metrics provide for a 2-year performance period that set an earnings per share goal over that same period of $3.04, which would be higher than the net income equivalent that the Company has ever earned in any two year period in its history.  The performance period of this equity award will not be completed until the end of 2012.  The remaining 45% of the LTI equity award was subject to criteria that have been met and that comply with the IRS Section 162(m) requirements for compensation to be tax deductible.  All the long-term incentive equity grants are subject to a 3-year vesting schedule.

The Compensation Committee believes that Mr. Ng’s compensation attributable to 2011 performance was appropriate and merited by the performance of the Company.  The majority of the compensation was awarded (in the case of the cash bonus) or will be awarded (in the case of the vesting of LTI) only upon the achievement of challenging earnings goals of record earnings.

Other Compensation Decisions That Are Reported in the 2011 Compensation Tables

2011 was an unusual compensation year in that several events not tied to 2011 performance all occurred in the same year.  The following elements of the compensation reported in the tables in this Proxy are not reflective of the actual on-going level of pay of Mr. Ng.

Salary Stock

Mr. Ng received salary stock of $2,200,000 in March 2011.  As discussed earlier in this Proxy, salary stock is a form of compensation that complies with the TARP Compensation Standards and was used by the Company in 2011 to strengthen the ownership alignment between executives and stockholders, for competitive and retention purposes, and to recognize the Named Executive Officers for periods in which we were participating in the TARP program as other forms of compensation were restricted by TARP Compensation Standards.   Specifically, under TARP rules, the Company was not permitted to pay bonuses to senior officers for 2010 performance because the Company was a participant in the TARP program until December 29, 2010 and restricted stock grants were limited to 50% of base salary. Salary stock was a permitted method of compensation that could be used for competitive reasons and to recognize value and performance and that would align with shareholder interests by reason of being equity based.

Mr. Ng received salary stock in 2011 but did not receive any bonus for 2010 performance.  The salary stock Mr. Ng received in 2011 is included under column Salary (c) in the Summary Compensation Table later in this Proxy. In determining the appropriate level of salary stock compensation in 2011, the Company decided the total value of the stock for each Named Executive Officer based on a combination of peer group salary data, salary survey data, and an assessment an individual’s skills, responsibilities, performance and contributions for periods in which they were not eligible to receive a bonus.  Mr. Ng also received a cash bonus paid in March 2012 under the 2011 Performance-Based Bonus Plan based the Company’s achievement of challenging financial and strategic goals for 2011. The Company was not subject to the TARP restrictions on the form of compensation payments in 2011.  The Compensation Committee does not anticipate that in the future, that Mr. Ng would receive in a calendar year both salary stock and also a cash bonus as salary stock will not be used a form of compensation in future years.

Retention Award / SERP

As discussed above earlier in this Proxy, in August 2011, the Compensation Committee granted Mr. Ng special retention awards to provide him with longer term incentives to remain with the Company for the continued future.

In doing so the Compensation Committee recognized the contributions Mr. Ng has over his twenty year tenure as CEO of the Company and that his leadership is critical to the future success of the Company.  The Compensation Committee noted that, as a result of Mr. Ng’s SERP no longer continuing in place, it was important to have long-term retention incentives in place for the CEO, the Company’s most critical executive, in addition to those provided by the annual long-term incentive award.

As discussed in more detail in the Retirement Plans section of this Proxy, Mr. Ng made the election in 2008 not to have his SERP continue to accrue benefits, and to receive a discounted lump sum payment in anticipation of the possibility that he would continue as CEO past his 20th anniversary. Under the SERP, benefits would have continued to accrue and increase with each additional service year past the 20th anniversary.  Mr. Ng and the Company strongly believe in the pay for performance philosophy and setting performance criteria that provides for a closer alignment of the interests of senior management and shareholders.  The SERP did not fulfill these objectives and so should he continue past his 20th anniversary in the service of the Company Mr. Ng felt it would be more appropriate for the Board to consider alternative compensation arrangements to a SERP.

Included in his 2011 compensation reported on the Summary Compensation Table provided later in this proxy, $842,016 was attributable to accrual on the SERP that was entered into by the Company in 2001 to supplement his 401(k) and to provide a retention incentive to stay with the Company through his 20th anniversary. This amount was not attributable to him being Chairman and CEO or other Named Executive Officer of the Company but only for his continuing to be employed by the Company; no amounts will accrue under the SERP in 2012 or later years.

In considering a special retention award, the Compensation Committee also noted that in 2008, despite having achieved a good financial performance in 2007, in light of the concerns of the financial crisis and the impact it may have on future earnings of the Company, Mr. Ng recommended to the Compensation Committee that he not receive a bonus for the 2007 fiscal year and also not receive any pay raise or any grants of stock. The Compensation Committee noted that in our Peer Group and for many other financial institutions, many CEOs continued to receive cash bonuses and stock grants in the 1st quarter of 2008 during the financial crisis. Similarly, Mr. Ng recommended to the Compensation Committee that he not receive any pay raise or bonus or stock awards in 2009. Through the leadership of Mr. Ng, the Company was weathering the financial crisis in 2009 by raising capital and reducing nonperforming assets to below industry average levels. Although these and other longer terms actions led to the transformational, nearly doubling in size of the Company in November 2009, Ng discussed with the Compensation Committee that it would be appropriate to compensate him only after good results were obtained and not for setting in motion strategies to obtain those results.

As discussed above, 2011 was a year of record earnings and performance above Peer Group averages in key financial metrics.   In addition, the integration and synergies of the acquisition of the operations of United Commercial Bank from the FDIC were progressing well but it was felt by both the Compensation Committee and Mr. Ng that it was appropriate to wait to recognize this achievement until 2011 when the results were clear and not earlier in 2009 or 2010 based on the acquisition occurring.

Accordingly, the Compensation Committee decided that August 2011, almost 2 years after the transformational acquisition almost doubling the size of the Company, was an appropriate time to recognize the achievements of 2009 and also of his tenure over the prior 20 years.   The Compensation Committee did so by approving special performance based rewards that were also designed to have the effect of encouraging Mr. Ng to continue his service to the Company for the coming years.

Based on these factors, the Compensation Committee approved special performance-based cash awards for Mr. Ng of three $2,500,000 payments, payable February 1, 2012, October 31, 2015 and March 31, 2016, if certain performance targets are met.  The Compensation Committee also awarded a special performance-based restricted stock grant of $2,500,000 vesting on July 19, 2012.  The restricted stock that would vest in 2012 and the cash award payable in 2012 are both subject to the Company achieving a deposit balance that is greater than the separate deposits of the Company and UCB as of the UCB acquisition date of November 6, 2009 and that is not less than 90% of the deposit balance on July 1, 2011.  The Compensation Committee viewed this as an appropriate and challenging target because it was reflective of the success of building upon and achieving synergies from the UCB acquisition.  These targets are considered challenging and tied to the performance being awarded in that the successful integration of two banks of similar sizes that result in concrete measurable synergies such as the combined deposits increasing is a notable achievement.  In addition to the deposit runoff that often occurs after any bank merger, the acquisition of a failed bank from the Federal Deposit Insurance Corporation presents additional challenges to growing deposits in that a substantial number of customers leave because of the customer uncertainties inherent with having to deal with a process they are not familiar with, questions about the applicability of deposit insurance, the eventual need to obtain new checks and other banking supplies, and rumors from competitors that customers will not be protected; an additional challenge is that a failed bank will typically have a substantial amount of deposits that are higher cost than healthy banks would offer and that often leave after an acquisition when the customer cannot obtain the same high rates.  The vesting and payment are also subject to the Company satisfying applicable regulatory requirements for well-capitalized banks.  The retention awards payable in 2015 and 2016 are subject to the Company having diluted earnings per share of $0.65 in 2012 and satisfying applicable regulatory requirements for well-capitalized banks at the end of each fiscal year though the date of payment. $2,500,000 of this award is reflected in the 2011 Compensation Tables although the Compensation Committee does not view this as being primarily attributable to 2011 performance or as part of his regular on-going annual compensation.

In comparison, Mr. Ng received base salary and total cash compensation of $883,333 in 2010. Mr. Ng also received salary stock of $2,200,000 in March 2010. Mr. Ng did not receive performance-based bonus or stock awards in 2010.

Julia S. Gouw

Ms. Gouw serves as President and Chief Operating Officer of East West Bancorp and East West Bank. Ms. Gouw has provided strong leadership since she joined the Company in 1989 and has served in various leadership positions in the past including Chief Financial Officer and Chief Risk Officer. Ms. Gouw’s strong leadership before, during and after the financial crisis and her contributions in executing the integration of UCB greatly contributed to the stronger, more profitable organization the Company is today. The Compensation Committee recognized Ms. Gouw’s contribution to the strong financial performance of the Company in 2011 in awarding the 2011 compensation decisions below. Additionally, 2011 compensation decisions of the Compensation Committee also include salary stock awarded in 2011 and a special retention award for future performance and retention of Ms. Gouw.

Ms. Gouw received base salary in 2011 of $541,667. During the year, her salary was increased from $500,000 to $550,000 effective March 1, 2011. Ms. Gouw also received a performance-based bonus award of $946,000 in March 2012 related to the 2011 fiscal year for total cash compensation of $1,487,667 related to the 2011 fiscal year. Ms. Gouw also received performance-based LTI equity awards of $500,000 in 2011 resulting in total direct compensation of $1,987,667 for 2011.

Ms. Gouw’s performance-based bonus award was 172% of her target bonus and was determined based on achieving the corporate goals under the formula-based Performance-Based Bonus Plan described above. Ms. Gouw’s target bonus for 2011 was 100% of her base salary. Ms. Gouw’s performance-based LTI equity award of $500,000 is subject to performance and vesting criteria. The performance criterion of 45% of the performance-based LTI equity award has been met. The remaining 55% of the performance-based LTI equity award is subject to a 2-year performance period which will not be completed until after the end of 2012. All performance-based long-term incentive equity grants are subject to a 3-year vesting schedule.

Additionally, Ms. Gouw received salary stock of $900,000 in March 2011. As discussed above, salary stock is a form of compensation that complies with the TARP Compensation Standards and was used by the Company in 2011 to strengthen the ownership alignment between executives and stockholders, for competitive and retention purposes, and to reward the Named Executive Officers as other forms of compensation were restricted by TARP Compensation Standards. The Compensation Committee does not anticipated utilizing salary stock compensation in 2012 or in subsequent years.

As part of the review of long-term succession planning and retention planning discussed above with reference to Mr. Ng, and based on the same concern over providing a substantial long-term retention incentive, the Compensation Committee approved special performance-based cash awards for Ms. Gouw of two $1,250,000 payments, payable October 31, 2015 and March 31, 2016.  These performance-based compensation awards are contingent on the Company meeting the same performance criteria over these time periods as for Mr. Ng.

In comparison, Ms. Gouw received base salary and total cash compensation of $500,000 in 2010. Ms. Gouw also received restricted stock of $250,005 in March 2010. Ms. Gouw did not receive performance-based bonus or stock awards in 2010.

Douglas P. Krause

Mr. Krause serves as Executive Vice President, Chief Risk Officer, General Counsel and Corporate Secretary of East West Bancorp and East West Bank.  Mr. Krause joined the Company in 1996 and since that time has played a key role in the success of the Company through his role in leading the Company’s legal, compliance, security and governance functions and for overseeing and coordinating the enterprise risk management function of the Company.  The Compensation Committee recognized Mr. Krause’s contribution to the strong financial performance of the Company in 2011 in awarding the 2011 compensation decisions below.  Additionally, 2011 compensation decisions of the Compensation Committee also include salary stock awarded in 2011 for Mr. Krause.

Mr. Krause received base salary in 2011 of $320,833.  During the year, his salary was increased from $300,000 to $325,000 effective March 1, 2011.  Mr. Krause also received a performance-based bonus award of $289,575 in March 2012 related to the 2011 fiscal year for total cash compensation of $610,408 related to the 2011 fiscal year.  Mr. Krause also received performance-based LTI equity awards of $151,000 in 2011 resulting in total direct compensation of $761,408 for 2011.

Mr. Krause’s performance-based bonus award was 149% of his target bonus. 50% of his performance-based bonus award was based on achieving the corporate goals under the formula-based Performance-Based Bonus Plan described above and 50% was based on achieving individual and departmental goals.  The Company achieved 172% of the corporate goals and Mr. Krause achieved 125% of his individual and departmental goals, resulting in the payout of 149% of his target bonus. Mr. Krause’s target bonus for 2011 was 60% of his base salary. Mr. Krause’s performance-based LTI equity award of $151,000 is subject to performance and vesting criteria. The performance criterion of 45% of the performance-based LTI equity award has been met. The remaining 55% of the performance-based LTI equity award is subject to a 2-year performance period which will not be completed until after the end of 2012. All performance-based long-term incentive equity grants are subject to a 3-year vesting schedule.

Additionally, Mr. Krause received salary stock of $270,000 in March 2011. As discussed above, salary stock is a form of compensation that complies with the TARP Compensation Standards and was used by the Company in 2011 to strengthen the ownership alignment between executives and stockholders, for competitive and retention purposes, and to reward the Named Executive Officers as other forms of compensation were restricted by TARP Compensation Standards. The Compensation Committee does not anticipated utilizing salary stock compensation in 2012 or in subsequent years.

In comparison, Mr. Krause received base salary and total cash compensation of $296,302 in 2010. Mr. Krause also received restricted stock of $135,000 in March 2010. Mr. Krause did not receive performance-based bonus or stock awards in 2010.

Irene H. Oh

Ms. Oh serves as Executive Vice President and Chief Financial Officer of East West Bancorp and East West Bank. Ms. Oh is responsible for leading the Company’s finance, treasury, accounting, secondary marketing, and investor relations functions.  Ms. Oh played a key role in the Company’s mergers and acquisitions activity through due diligence efforts and accounting for the UCB and Washington First International Bank (“WFIB”) acquisitions.  The Compensation Committee recognized Ms. Oh’s contribution to the strong financial performance of the Company in 2011 in awarding the 2011 compensation decisions below. Additionally, 2011 compensation decisions of the Compensation Committee also include salary stock awarded in 2011 for Ms. Oh.

Ms. Oh received base salary in 2011 of $291,667. During the year, her salary was increased from $250,000 to $300,000 effective March 1, 2011. Ms. Oh also received a performance-based bonus award of $289,800 in March 2012 related to the 2011 fiscal year for total cash compensation of $581,467 related to the 2011 fiscal year. Ms. Oh also received performance-based LTI equity awards of $151,000 in 2011 resulting in total direct compensation of $732,467 for 2011.

Ms. Oh’s performance-based bonus award was 161% of her target bonus. 50% of her performance-based bonus award was based on achieving the corporate goals under the formula-based Performance-Based Bonus Plan described above and 50% was based on achieving individual and departmental goals. The Company achieved 172% of the corporate goals and Ms. Oh achieved 150% of her individual and departmental goals, resulting in the payout of 161% of her target bonus. Ms. Oh’s target bonus for 2011 was 60% of her base salary. Ms. Oh’s performance-based LTI equity award of $151,000 is subject to performance and vesting criteria. The performance criterion of 45% of the performance-based LTI equity award has been met. The remaining 55% of the performance-based LTI equity award is subject to a 2-year performance period which will not be completed until after the end of 2012. All performance-based long-term incentive equity grants are subject to a 3-year vesting schedule.

Additionally, Ms. Oh received salary stock of $225,000 in March 2011. As discussed above, salary stock is a form of compensation that complies with the TARP Compensation Standards and was used by the Company in 2011 to strengthen the ownership alignment between executives and stockholders, for competitive and retention purposes, and to reward the Named Executive Officers as other forms of compensation were restricted by TARP Compensation Standards. The Compensation Committee does not anticipated utilizing salary stock compensation in 2012 or in subsequent years.

In comparison, Ms. Oh received base salary and total cash compensation of $250,072 in 2010. Ms. Oh also received restricted stock of $124,994 in March 2010. Ms. Oh did not receive performance-based bonus or stock awards in 2010.

James T. Schuler

Mr. Schuler serves as Executive Vice President Chief Human Resources Officer of East West Bank. Since Mr. Schuler joined East West Bank in 2010, his leadership has been critical in ensuring that the management and development of our most valuable asset, our employees, is strengthened. Mr. Schuler is responsible for ensuring effective recruitment, overseeing our staffing programs, and ensuring appropriate succession planning. The Compensation Committee recognized Mr. Schuler’s contribution to the strong financial performance of the Company in 2011 in awarding the 2011 compensation decisions below. Additionally, 2011 compensation decisions of the Compensation Committee also include salary stock awarded in 2011 for Mr. Schuler.

Mr. Schuler received base salary in 2011 of $283,333. During the year, his salary was increased from $275,000 to $285,000 effective March 1, 2011. Mr. Schuler also received a performance-based bonus award of $215,000 in March 2012 related to the 2011 fiscal year for total cash compensation of $498,333 related to the 2011 fiscal year. Mr. Schuler also received performance-based LTI equity awards of $151,000 in 2011 resulting in total direct compensation of $649,333 for 2011.

Mr. Schuler’s performance-based bonus award was 151% of his target bonus. 50% of his performance-based bonus award was based on achieving the corporate goals under the formula-based Performance-Based Bonus Plan described above and 50% was based on achieving individual and departmental goals. The Company achieved 172% of the corporate goals and Mr. Schuler achieved 130% of his individual and departmental goals, resulting in the payout of 151% of his target bonus. Mr. Schuler’s target bonus for 2011 was 50% of his base salary. Mr. Schuler’s performance-based LTI equity award of $151,000 is subject to performance and vesting criteria. The performance criterion of 45% of the performance-based LTI equity award has been met. The remaining 55% of the performance-based LTI equity award is subject to a 2-year performance period which will not be completed until after the end of 2012. All performance-based long-term incentive equity grants are subject to a 3-year vesting schedule.

Additionally, Mr. Schuler received salary stock of $100,000 in March 2011. As discussed above, salary stock is a form of compensation that complies with the TARP Compensation Standards and was used by the Company in 2011 to strengthen the ownership alignment between executives and stockholders, for competitive and retention purposes, and to reward the Named Executive Officers as other forms of compensation were restricted by TARP Compensation Standards. The Compensation Committee does not anticipated utilizing salary stock compensation in 2012 or in subsequent years.

In comparison, Mr. Schuler received base salary and total cash compensation of $166,763 in 2010. Mr. Schuler was hired on May 24, 2010. Mr. Schuler did not receive performance-based bonus or stock awards in 2010.

SECTION FOUR –2012 EXECUTIVE COMPENSATION DECISIONS

The Compensation Committee met in March 2012 and made decisions with respect to the executive compensation program for 2012 with respect to the Named Executive Officers.  These compensation decisions, which will be described in more detail in next year’s CD&A were the following:

•                  The following salary decisions were made: Mr. Ng’s salary remained unchanged and salaries for the other Named Executive Officers were adjusted to the following amounts:  Ms. Gouw--$566,500; Mr. Krause--$340,000; Ms. Oh--$330,000; and Mr. Schuler--$300,000.

•                  The general structure, including target percentages under the Performance-Based Bonus Plan remained unchanged.  Some adjustments were made, however, to the financial components of the plan in order to focus on key financial measures for 2012. The financial metrics for 2012 are:  EPS (40% weight) and loan diversification, return on average assets (ROAA), and efficiency ratio (each 20% weight).

•                  45% of the long-term incentive continued to be awarded in restricted stock units with a three-year vesting period, and a threshold performance goal based on EPS.  The performance metric with respect to the other 55% of the 2012 long-term incentive awards was changed from cumulative EPS growth to relative ROAA compared to the Peer Group. The Compensation Committee considers ROAA a key measure of overall performance and shareholder value.

o                 In order to earn the full restricted stock award, the Company’s ROAA performance must equal or exceed the 50th percentile of the average ROAA of the Peer Group over the two-year period from January 1, 2012 through December 31, 2013.  ROAA performance at the 25th percentile results in 50% of the award being payable and the amount of the award is proportionately reduced for performance between the 25th and 50th percentile.  No award is payable for performance below the 25th percentile.

o                 Long-term incentive awards were in the following amounts:  Mr. Ng--$2.0 million; Ms. Gouw--$600,000; Mr. Krause--$175,000; Ms. Oh--$200,000; and Mr. Schuler--$210,000.

SECTION FIVE–2012 EXECUTIVE COMPENSATION GOVERNANCE

In addition to adhering to the processes described in the preceding sections, the Compensation Committee has adopted several policies related to executive compensation as detailed below.  These policies were adopted to enhance and maintain strong corporate governance for the Company. The adoption of these policies further aligns executive compensation to performance and what the Company believes is in the best interest of the stockholders.

Stock Ownership Guidelines

The Company has stock ownership guidelines in place for its Named Executive Officers and other senior executives which are reviewed periodically to ensure a strong alignment between management and shareholders.  Specific stock ownership requirements vary by job level and are determined by applying a multiple between one and six to base salary.   The share guidelines were reviewed by the Compensation Committee in 2011 and were increased to the levels described below.  The new levels were determined to be in the upper range of market practice after a review of information provided by the compensation consultant.

The CEO is required to own stock with a value of six times base salary, the President is required to own stock with a value of three times base salary and the other Named Executive Officers are required to own stock with a value of one times base salary.  In addition, executive officers are required to hold until retirement at least 51% of any stock acquired upon the exercise of stock options (net of taxes and net of the grant price paid) and at least 51% of any stock received upon vesting (net of taxes) of restricted stock or restricted stock units.  If the 51% holding requirement for any stock obtained upon the exercise of stock options or the vesting of restricted stock or stock units is greater than the guidelines set forth above for the directors and Named Executives Officers, the higher holding requirements will apply and an executive may have holding requirements greater than the above guidelines.

The executives are given five years to achieve the ownership guideline for their job level following promotion to that level.  For purposes of these guidelines, stock ownership includes Company common stock beneficially owned (including stock owned by immediate family members), restricted shares, performance shares vested but not yet delivered, and stock held beneficially through the Company’s 401(k) Plan.

Change-in-Control and Severance Arrangements

East West Bank, the Company’s principal subsidiary, has entered into employment agreements with Mr. Ng, Chairman and CEO, Mr. Krause, Chief Risk Officer and General Counsel, and Mr. Schuler, Executive Vice President and Chief Human Resource Officer, which include severance arrangements.  This is intended to ensure that the Bank will be able to maintain a stable and competent management base. The Compensation Committee adopted what it believes were market competitive arrangements at the time the contracts were entered into. The contracts of Mr. Ng and Mr. Krause were entered into in 1997 and 1998, respectively, and provide for a severance payment equal to three times the executive’s base salary and bonus for a job loss in certain circumstances.  The contracts were subsequently amended at the suggestion of the executives to remove tax gross up rights and provisions for the acceleration of the vesting of incentive stock grants that were market competitive when the contracts were entered into but are no longer so; these amendments were done without compensation or other consideration to the executives.  Mr. Schuler’s employment agreement was entered into in 2011 and provides for a severance payment equal to one year of the executive’s base salary for a job loss in certain circumstances. The employment agreements of all three executives were amended on April 9, 2012 to provide for a termination date of April 8, 2015, unless extended by mutual agreement. All of the employment agreements of the Named Executive Officers have been amended so that they have fixed terms rather than “evergreen” terms.

Executive Compensation Recovery Policy

The Company has adopted an Executive Compensation Recovery Policy for Named Executive Officers approved by the Compensation Committee. Under this policy, all annual performance-based bonus payments and annual long-term incentive awards will be subject to clawback in the event of a restatement of the financial statements on which the performance bonus payments are based. The officer will be required to repay the Company the amount of any incentive payment or incentive award received in excess of what would have been paid based on the restated numbers. The clawback will be required without regard to the reason for the restatement.

Say on Pay/Response to 2011 Vote

The Board of Directors submits to our stockholders to vote to approve, on a non-binding basis, the compensation of our Named Executive Officers on an annual basis. At the 2011 Annual Meeting of Stockholders over 98% of the votes cast approved the Say on Pay resolution. The Compensation Committee considered this vote in making compensation decisions and setting the compensation policies described in the Proxy Statement.

Tax Deductibility of Executive Compensation

Section 162(m) of the U.S. Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation meeting certain requirements. Although the Company does consider the impact of this rule when making compensation decisions, the Company policy does not require all executive compensation to be tax-deductible. In the interest of flexibility and overall benefit for the Company’s stockholders, the Compensation Committee will continue to facilitate the awarding of responsible but adequate executive compensation while taking advantage of Section 162(m) whenever feasible.

Trading Restrictions; Pledging Stock

As set forth in the Company’s Insider Trading Policy, it is against Company policy for all employees, including its executive officers, to engage in speculative transactions in Company securities, which include but are not limited to trades in puts or calls in Company securities or selling Company securities short.  It is also against Company policy for Named Executive Officers to pledge their shares in the Company.

Compensation Program Risk Analysis

The Compensation Committee reviewed the Company’s compensation policies and practices for our Named Executive Officers, as well as the incentive plans for other employees and determined that our incentive compensation programs are not reasonably likely to have a material adverse effect on the Company. To conduct this review, the Company completed an inventory of its incentive compensation plans and policies. This evaluation covered a wide range of practices and policies including: the balanced mix between pay elements, short and long-term programs, caps on incentive payouts, governance controls in place to establish, review and approve goals, use of multiple performance measures, Committee discretion on individual awards, use of stock ownership guidelines, use and provisions in severance/change of control policies, use of the Executive Compensation Recovery Policy and Committee oversight of compensation programs.

As described in the report below, the Compensation Committee also evaluated, along with the Company’s Chief Risk Officer, Mr. Douglas P. Krause, the conformity of the criteria and targets with the risk profile of the Company and whether the proposed goals or the structure of the awards might have the inadvertent effect of encouraging excessive risk or other undesirable behavior.

REPORT BY THE COMPENSATION COMMITTEE

The following Compensation Committee Report should not be deemed filed or incorporated by reference into any other document, including East West Bancorp’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report into any such filing by reference.

East West Bancorp’s Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of three non-employee Directors named at the end of this report each of whom is independent as defined by the NASDAQ listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis. Based upon this review and our discussions, the East West Bancorp Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this 2012 Proxy Statement and be included by reference in its Annual Report on Form 10-K for the year ended December 31, 2011.

Review of our Compensation Program with our Senior Risk Officers

The Compensation Committee reviewed with the Chief Risk Officer of the Company and also with the Chief Human Resources Officer of the Company our incentive compensation arrangements to ensure that such arrangements did not encourage our senior executive officers or any others to take unnecessary and excessive risks that threaten the value of the Company.  In this regard, the Committee notes that:

•                  the Company does not offer significant short-term incentives that might drive high-risk investments at the expense of long-term Company value;

•                  the Company’s compensation programs are weighted toward offering long-term incentives that reward sustainable performance, especially when considering the Company’s executive share ownership and holding requirements;

•                  the Company’s compensation awards are capped at reasonable and sustainable levels, as determined by a review of the Company’s economic position and prospects;

•                  the Company, through the monitoring of its Audit Committee and its Risk Oversight Committee, has robust compliance, internal control, and disclosure review and reporting programs, including regular review of both underwriting standards and the Company’s major banking relationships; and

•                  the Company’s Chief Risk Officer regularly oversees the compliance with the requirements of the risk oversight policies and programs.

The Compensation Committee has (i) reviewed with the Company’s senior risk officers the incentive compensation arrangements of our senior executive officers and made reasonable efforts to ensure that such incentive compensation arrangements did not encourage the senior executive officers to take unnecessary and excessive risks that threatened the value of the Company; (ii) reviewed with the senior risk officers the employee compensation plans and all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and (iii) reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

The 2012 COMPENSATION COMMITTEE

Andrew S. Kane, Chairman
Iris S. Chan
Paul H. Irving

COMPENSATION OF EXECUTIVE OFFICERS

It is expected that until the executive officers of the Company begin to devote significant time to the separate management of the Company and the Bank, which is not expected to occur until such time as the Company becomes actively involved in additional businesses, the executive officers will only receive compensation for services as executive officers and employees of the Bank, and no separate compensation will be paid for their services to the Company.

The following table sets forth the name and compensation of the Named Executive Officers for the fiscal years ended December 31, 2011, 2010 and 2009:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($) (6)	Stock Awards ($) (7)	Option Awards ($) (8)	Non-Equity Incentive Plan Compensation ($) (6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (9)	All Other Compensation ($) (10)	Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)

Dominic Ng	2011	$3,141,667	(1)	$-	$4,001,915	$-	$2,580,000	$842,016	$94,606	$10,660,204
Chairman and Chief	2010	3,083,333	(1)	-	3,286	-	-	1,903,876	75,112	5,065,607
Executive Officer	2009	800,000		-	-	-	-	1,677,301	41,873	2,519,174

Julia S. Gouw (11)	2011	$1,441,667	(2)	$-	$501,915	$-	$946,000	$-	$32,783	$2,922,365
Executive Vice President	2010	500,000		-	250,005	-	-	-	465	750,470
and Chief Operating	2009	41,666		-	-	-	-	-	19,855	61,521
Officer

Douglas P. Krause	2011	$590,833	(3)	$-	$152,915	$-	$289,575	$163,483	$11,596	$1,208,402
Executive Vice President,	2010	296,302		-	138,283	-	-	145,965	6,264	586,814
Chief Risk Officer,	2009	270,094		-	115,753	-	-	131,000	12,103	528,950
General Counsel and
Corporate Secretary

Irene H. Oh (12)	2011	$516,667	(4)	$-	$152,915	$-	$289,800	$-	$21,759	$981,140
Executive Vice President	2010	250,072		-	124,994	-	-	-	3,416	378,482
and Chief Financial Officer

James T. Schuler (13)	2011	$383,333	(5)	$-	$152,915	$-	$215,000	$-	$7,957	$759,206
Executive Vice President	2010	166,763		-	141,038	-	-	-	4,315	312,116
and Chief Human
Resources Officer

(1)                                     For Mr. Ng, the 2011 salary column includes both base salary and salary stock received in 2011.  The actual cash base salary for Mr. Ng in 2011 was $941,667. Mr. Ng received $2,200,000 in salary stock in 2011 which was issued net of tax for a value of $1,200,000. As noted earlier in this Proxy, salary stock will not be used as a form of compensation in the future.  In 2010, Mr. Ng received base salary of $883,333 and $2,200,000 of salary stock, which was issued net of tax for a value of $1,200,000.

(2)                                     For Ms. Gouw, the 2011 salary column includes both base salary and salary stock received in 2011. The actual cash base salary for Ms. Gouw in 2011 was $541,667. Ms. Gouw received $900,000 in salary stock in 2011 which was issued net of tax for a value of $570,000.  As noted earlier in this Proxy, salary stock will not be used as a form of compensation in the future.

(3)                                     For Mr. Krause, the 2011 salary column includes both base salary and salary stock received in 2011. The actual cash base salary for Mr. Krause in 2011 was $320,833.  Mr. Krause received $270,000 in salary stock in 2011 which was issued net of tax for a value of $171,000.  As noted earlier in this Proxy, salary stock will not be used as a form of compensation in the future.

(4)                                     For Ms. Oh, the 2011 salary column includes both base salary and salary stock received in 2011. The actual cash base salary for Ms. Oh in 2011 was $291,667.  Ms. Oh received $225,000 in salary stock in 2011which was issued net of tax for a value of $141,000.  As noted earlier in this Proxy, salary stock will not be used as a form of compensation in the future.

(5)                                     For Mr. Schuler, the 2011 salary column includes both base salary and salary stock received in 2011. The actual cash base salary for Mr. Schuler in 2011 was $283,333.  Mr. Schuler received $100,000 in salary stock in 2011 which was issued net of tax for a value of $62,000.  As noted earlier in this Proxy, salary stock will not be used as a form of compensation in the future.

(6)                                     There was no incentive compensation paid to Named Executive Officers for fiscal years 2009 and 2010.

(7)                                     The values in this column represent the aggregate grant date fair values of the restricted stock awards granted in 2011, 2010, and 2009. For Mr. Ng’s 2011 Stock Awards, approximately $2,500,000 of this amount is part of the special long-term retention and recognition award described above in SECTION THREE –2011 COMPENSATION DECISIONS FOR NAMED EXECUTIVE OFFICERS, Dominic Ng, Other Compensation Decisions That Are Reported in the 2011 Compensation Tables, Retention Award / SERP.  The remaining amount, approximately $1,500,000, was awarded earlier in the year as part of the Compensation Committee’s annual review of compensation and as appropriate annual awards of performance-based equity awards.

(8)                                  No stock options were granted to the Named Executive Officers in 2011, 2010, and 2009.

(9)                                     Includes the year-to-date change in the actuarial present value of the accumulated benefit under the SERP for each participating NEO only.

(10)                                Represents all other compensation including employer contributions to the 401(k) Plan, relocation costs and perquisites including automobile allowances and financial planning services. Employer contributions to the 401(k) Plan are benefits generally available to all salaried employees. The Named Executive Officers are also provided with certain group life, health, long-term disability and medical and other non-cash benefits generally available to all salaried employees who are not included in this column pursuant to SEC rules. The costs of all perquisites have been calculated based on the actual expense paid by the Company. All other compensation that exceeds $10,000, other than perquisites, is described below. All perquisites or other personal benefits greater than $25,000 or 10% of the total value of all perquisites received by the NEO are also described below:

Mr. Ng received financial planning services valued at $35,410 in 2011.  During 2011, Mr. Ng also received a payment for unused vacation time of $34,615 and $8,250 in 401(k) contributions.  Ms. Gouw received $8,250 in 401(k) contributions in 2011. Ms. Oh received $3,500 in 401(k) contributions in 2011. Mr. Krause received $4,313 in 401(k) contributions in 2011. Mr. Schuler received $2,800 in 401(k) contributions in 2011.

(11)                             Ms. Gouw came out of retirement and rejoined the Company as President and Chief Operating Officer on November 30, 2009.

(12)                                Ms. Oh was appointed as Chief Financial Officer of the Company effective January 26, 2010.

(13)                Mr. Schuler was appointed as Chief Human Resources Officer of the Bank effective May 24, 2010.

The following awards were granted during 2011 to the Named Executive Officers:

Grants of Plan-Based Awards in 2011 Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number	Grant Date Fair Value of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Shares of Stock or Units (#) (1) (4)	Equity Award ($) (2) (4)
(a)	(b)	(f)	(g)	(h)	(f)	(g)	(h)	(i)	(l)
Dominic Ng	3/7/2011 (3)	$750,000	$1,500,000	$3,000,000	-	-	-	-	-
	3/7/2011	-	-	-	32,454	64,907	-	-	1,500,000
	3/31/2011	-	-	-	-	-	-	10,018	220,000
	4/29/2011	-	-	-	-	-	-	10,412	220,000
	5/31/2011	-	-	-	-	-	-	10,951	220,000
	6/30/2011	-	-	-	-	-	-	10,886	220,000
	7/26/2011	-	7,500,000	-	-	-	-	-	-
	7/26/2011	-	-	-	-	127,356	-	-	2,500,000
	7/29/2011	-	-	-	-	-	-	11,853	220,000
	8/31/2011	-	-	-	-	-	-	13,182	220,000
	9/30/2011	-	-	-	-	-	-	14,755	220,000
	10/31/2011	-	-	-	-	-	-	11,299	220,000
	11/30/2011	-	-	-	-	-	-	11,242	220,000
	12/1/2011	-	-	-	-	-	-	100	1,915
	12/30/2011	-	-	-	-	-	-	11,139	220,000

Julia S. Gouw	3/7/2011 (3)	275,000	550,000	1,100,000	-	-	-	-	-
	3/7/2011	-	-	-	10,818	21,636	-	-	500,000
	3/31/2011	-	-	-	-	-	-	4,098	90,000
	4/29/2011	-	-	-	-	-	-	4,259	90,000
	5/31/2011	-	-	-	-	-	-	4,480	90,000
	6/30/2011	-	-	-	-	-	-	4,453	90,000
	7/29/2011	-	-	-	-	-	-	4,849	90,000
	8/31/2011	-	-	-	-	-	-	5,392	90,000
	9/30/2011	-	-	-	-	-	-	6,036	90,000
	10/31/2011	-	-	-	-	-	-	4,622	90,000
	11/30/2011	-	-	-	-	-	-	4,599	90,000
	7/26/2011	-	2,500,000	-	-	-	-	-	-
	12/1/2011	-	-	-	-	-	-	100	1,915
	12/30/2011	-	-	-	-	-	-	4,557	90,000

Douglas P. Krause	3/7/2011 (3)	97,500	195,000	390,000	-	-	-	-	-
	3/7/2011	-	-	-	3,267	6,534	-	-	151,000
	3/31/2011	-	-	-	-	-	-	1,230	27,000
	4/29/2011	-	-	-	-	-	-	1,278	27,000
	5/31/2011	-	-	-	-	-	-	1,344	27,000
	6/30/2011	-	-	-	-	-	-	1,336	27,000
	7/29/2011	-	-	-	-	-	-	1,455	27,000
	8/31/2011	-	-	-	-	-	-	1,618	27,000
	9/30/2011	-	-	-	-	-	-	1,811	27,000
	10/31/2011	-	-	-	-	-	-	1,387	27,000
	11/30/2011	-	-	-	-	-	-	1,380	27,000
	12/1/2011	-	-	-	-	-	-	100	1,915
	12/30/2011	-	-	-	-	-	-	1,367	27,000

Irene H. Oh	3/7/2011 (3)	90,000	180,000	360,000	-	-	-	-	-
	3/7/2011	-	-	-	3,267	6,534	-	-	151,000
	3/31/2011	-	-	-	-	-	-	1,025	22,500
	4/29/2011	-	-	-	-	-	-	1,065	22,500
	5/31/2011	-	-	-	-	-	-	1,120	22,500
	6/30/2011	-	-	-	-	-	-	1,113	22,500
	7/29/2011	-	-	-	-	-	-	1,212	22,500
	8/31/2011	-	-	-	-	-	-	1,348	22,500
	9/30/2011	-	-	-	-	-	-	1,509	22,500
	10/31/2011	-	-	-	-	-	-	1,156	22,500
	11/30/2011	-	-	-	-	-	-	1,150	22,500
	12/1/2011	-	-	-	-	-	-	100	1,915
	12/30/2011	-	-	-	-	-	-	1,139	22,500

James T. Schuler	3/7/2011 (3)	71,250	142,500	285,000	-	-	-	-	-
	3/7/2011	-	-	-	3,267	6,534	-	-	151,000
	3/31/2011	-	-	-	-	-	-	455	10,000
	4/29/2011	-	-	-	-	-	-	473	10,000
	5/31/2011	-	-	-	-	-	-	498	10,000
	6/30/2011	-	-	-	-	-	-	495	10,000
	7/29/2011	-	-	-	-	-	-	539	10,000
	8/31/2011	-	-	-	-	-	-	599	10,000
	9/30/2011	-	-	-	-	-	-	671	10,000
	10/31/2011	-	-	-	-	-	-	514	10,000
	11/30/2011	-	-	-	-	-	-	511	10,000
	12/1/2011	-	-	-	-	-	-	100	1,915
	12/30/2011	-	-	-	-	-	-	506	10,000

(1)                                     Shares of restricted stock awards were granted pursuant to the 1998 Stock Incentive Plan, as amended, of the Company. Restricted stock granted in 2011 to the Named Executive Officers, vests 100% after three years.  Restricted stock units granted on March 7, 2011, include time-based and performance-based restricted stock units.  Time-based restricted stock units vest in three annual installments beginning on March 7, 2012, vesting is also subject to meeting pre-established earning goals. Performance-based restricted stock units vest in 3 years, vesting is also subject to meeting pre-established performance goals. Restricted stock units granted to Dominic Ng on July 26, 2011, vest after one year, vesting is also subject to meeting pre-established performance goals. All salary stock vests immediately upon delivery and is subject to a minimum one year holding period from the date of delivery.   Dividends are paid on shares of restricted stock at the same time dividends are paid on outstanding shares of common stock.  Dividends are accrued on restricted stock units and net against tax withholding at the time of vesting.

(2)                                     The grant date fair value for the restricted stock reflects the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718 value over the vesting period for the shares.

(3)                                     These grants show the potential payment for our Named Executive Officers under our formula-based Performance-Based Bonus Plan. Additional information regarding the Performance-Based Bonus Plan is included above in “Compensation Discussion and Analysis – Section One – Overview and Executive Summary” and “Compensation Discussion and Analysis – Section Three–2011 Compensation Decisions for Named Executive Officers.” The actual payments the Named Executive Officers received are included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table above.

(4)                                     This includes salary stock shares granted in 2011.  These shares are considered salary granted in the form of equity and are included in the salary column in the Summary Compensation Table.  The number of shares granted and the value granted are as follows:  Mr. Ng 115,737 shares or $2.2 million, Ms. Gouw 47,347 shares or $900,000, Mr. Krause 14,204 shares or $270,000, Ms. Oh 11,837 shares or $225,000 and Mr. Schuler 5,261 shares or $100,000.

The following table sets forth certain information concerning options and restricted stock held by the Named Executive Officers under the Company’s Stock Incentive Plan:

Outstanding Equity Awards at December 31, 2011

	Option Awards (1)				Stock Awards

Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stocks That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stocks That Have Not Vested ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Dominic Ng	25,000	-	37.63	3/10/2012	300	$5,925	192,263	$3,797,194
	45,000	-	36.87	3/9/2013
	47,914	-	38.81	2/26/2014
	117,225	57,739	21.09	2/19/2015

Julia S. Gouw	10,630	-	37.63	3/10/2012	24,123	476,429	21,636	427,311
	16,273	-	36.87	3/9/2013
	8,075	-	38.81	2/26/2014
	12,707	6,259	21.09	2/19/2015

Douglas P. Krause	6,378	-	37.63	3/10/2012	28,452	561,927	6,534	129,047
	13,561	-	36.87	3/9/2013
	6,460	-	38.81	2/26/2014
	9,530	4,695	21.09	2/19/2015

Irene H. Oh	2,153	-	38.81	2/26/2014	13,771	271,977	6,534	129,047
	3,812	1,878	21.09	2/19/2015

James T. Schuler	-	-	-		8,798	173,761	6,534	129,047

(1)                                     All stock options vest at a rate of 1/3 after the second anniversary of the grant date, 1/3 after the third anniversary of the grant date and 1/3 after the fourth anniversary of the grant date.

(2)                                     The restricted stock awards aggregate the historic grants that have not vested. The shares of restricted stock grants either vest 100% after three years, 3 equal installments starting on the first anniversary of the grant date or 100% after one year. Dividends are paid on shares of restricted stock at the same time dividends are paid on our outstanding shares of common stock.  Dividends are accrued on restricted stock units and net against tax withholding at the time of vesting.

(3)                                     The performance restricted stock units aggregate the historic performance-based grants that have not vested. The shares of performance restricted stock units will vest only if performance criteria are met. Generally the performance restricted stock units have both performance requirements and vesting requirements.  Dividends are accrued on restricted stock units and net against tax withholding at the time of vesting.

The following table sets forth certain information concerning options and stock awards held by the Named Executive Officers under the Company’s Stock Incentive Plan:

Option Exercises and Stock Vested in the 2011 Fiscal Year

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

(a)	(b)	(c)	(d)	(e)
Dominic Ng	146,670	$3,251,206	61,707	$1,172,966
Julia S. Gouw	40,000	783,156	32,976	639,535
Douglas P. Krause	9,050	192,417	11,457	228,242
Irene H. Oh	-	-	7,970	153,559
James T. Schuler	-	-	3,281	62,250

(1)       Stock awards include 2011 salary stock which was fully vested when issued. These shares were issued ratably, 1/10 of the total amount granted, on the last business day of each month, March 2011 through December 2011.

RETIREMENT PLANS

The Company has two retirement plans. The Company’s 401(k) Plan (the “401(k) Plan”) is a qualified retirement plan under the Internal Revenue Code of 1986 as amended (the “Code”) and is open to all employees of the Company and its subsidiaries with at least three months of service.

The Company also has a Supplemental Executive Retirement Plan (the “SERP”) which was established in 2001 in order to provide supplemental retirement benefits to certain employees whose contributions to the 401(k) Plan are limited under applicable Internal Revenue Service regulations.  The SERP was also intended as a retention incentive to ensure the continued employment of the officers participating in the plan. At the present time, only one Named Executive Officer (Chief Risk Officer and General Counsel Doug Krause) is accruing benefits under the SERP.

The following table sets forth certain information concerning pension benefits for the Named Executive Officers under the Company’s SERP:

Pension Benefits for the 2011 Fiscal Year

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)(2)
(a)	(b)	(c)	(d)	(e)
Dominic Ng	Supplemental Executive Retirement Plan	20	$-	$11,156,474
Julia S. Gouw	Supplemental Executive Retirement Plan	19	3,907,180	259,636
Douglas P. Krause	Supplemental Executive Retirement Plan	15	1,034,271	-

(1)       The present value of the accumulated benefit is calculated using the same valuation assumptions used in our financial statements set forth in our Form 10-K.

(2)       Mr. Ng elected a onetime discounted lump sum payment upon his 20th anniversary of service. The $11.2 million payment represents this lump sum payment.

In 2001, the Board of Directors designated those employees who are eligible to participate in the SERP.  Of the Named Executive Officers, Mr. Ng, Ms. Gouw and Mr. Krause were designated as participants in the SERP.  Benefits under the SERP include income generally payable either commencing upon a designated retirement date until age 80 or in a discounted lump sum if previously elected on or prior to December 31, 2008. A participant will be entitled to a projected benefit equal to 50% of his or her 2001 total compensation, adjusted 3% per year for cost of living. The designated retirement date is the 20th anniversary of employment by the Company and early retirement after 15 years is permitted with lower benefits. SERP benefits begin to vest after 15 years of service; however vesting accelerates to 100% upon a change in control of the Company. Upon a termination of employment for “cause,” the participant forfeits all benefits. The participant is entitled to all vested benefits in the case of a termination without “cause”. The Company has purchased life insurance contracts on the participants in order to finance the cost of these benefits and it is anticipated that, because of the tax-advantaged effect of this life insurance investment, the return on the life insurance contracts will be approximately equal to the accrued benefits to the participants under the SERP, other than in the event of accelerated vesting because of a change of control.

Mr. Ng had 20 years of service under the SERP as of May 1, 2011.  Pursuant to an election made prior to December 31, 2008, Mr. Ng elected to receive upon his 20th anniversary a discounted lump sum in the amount of his then accrued benefits.  No credit was given for time not with the Company and so the 20th anniversary was based on a full 20 years of service to the Company.  This discounted lump sum was paid on June 1, 2011, the month after his 20th anniversary.  Mr. Ng made this election in 2008 in anticipation of the possibility that he would continue as CEO past his 20th anniversary, and that the SERP would accrue at an increasing rate and could be a potential burden to the Company. In addition, he felt that the current compensation philosophy for senior executives should be to set performance criteria for compensation above base salary and also to focus compensation more on equity based compensation that provides for a closer alignment of the interests of management and shareholders.  The SERP did not fulfill these objectives and so should he continue past his 20th anniversary in the service of the Company it would be more appropriate for the Compensation Committee to consider alternative compensation arrangements to a SERP.  Included in his 2011 compensation reported in the Summary Compensation Table above is $842,016 attributable to the change in present value of the accumulated benefit under the SERP through its termination as of June 1, 2011.

When Ms. Gouw retired from the Company on December 31, 2008, she had 19 years of service under the SERP and was eligible for early retirement under the SERP.  Ms. Gouw is currently receiving distributions under the SERP. Ms. Gouw came out of retirement on November 30, 2009 to become the President and Chief Operating Officer following the transformational acquisition of the operations of United Commercial Bank.  Under the terms of the SERP, she continues to receive the annual distributions whether or not she is an active employee of the Company or any other company.

Mr. Krause had 15 years of service under the SERP as of December 31, 2011. As of December 31, 2011, the present value of the future benefit under the SERP after the 20th anniversary of employment calculated using an 8% discount rate, pursuant to the SERP documents, was $1,554,667 for Mr. Krause.

The SERP is an unfunded non-qualified plan, which means that the participants have no rights under the SERP beyond those of a general creditor of the Company, and there are no specific assets set aside by the Company in connection with the plan. There are accordingly, no assurances to the participants that upon retirement the Company will be able to pay the accrued benefits. The SERP is not an employment contract. There are no other Company plans that provide for specified retirement payment and benefits, excluding those executives covered under the SERP.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Bank, the Company’s principal subsidiary, has entered into employment agreements with certain of the Named Executive Officers. This is intended to ensure that the Bank will be able to maintain a stable and competent management base.

Chief Executive Officer

The Bank entered into an employment agreement with its CEO, Mr. Ng, in June 1998 in connection with the sale of the Bank by its prior stockholders. This employment agreement was amended on April 9, 2012 to provide for a termination date of April 8, 2015, unless extended by mutual agreement; previously, the contract provided for a three-year term, which would extend automatically each day unless written notice of non-renewal is given by the Board of Directors. There was no payment or other consideration to Mr. Ng for signing this amendment.  In addition to a base salary and bonus to be determined annually, the employment agreement provides for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel and four weeks paid vacation per year.

In the event the Bank chooses to terminate Mr. Ng’s employment for any reason other than for cause (as defined in the employment agreement), or in the event of Mr. Ng’s resignation from the Bank upon (i) failure to re-elect him to his current offices; (ii) a material change in functions, duties or responsibilities; (iii) a relocation of principal place of employment by more than 25 miles; (iv) liquidation or dissolution of the Bank; (v) a breach of the agreement by the Bank; or (vi) his death or permanent disability, Mr. Ng, or, in the event of death, his beneficiary, would be entitled to receive an amount equal to the greater of (i) the remaining payments due to him and the contributions that would have been made on his behalf to any employee benefit plans of the Bank during the remaining term of the employment agreement and (ii) three times the base salary currently in effect plus three times the preceding taxable year’s bonus.

Under the assumption that Mr. Ng’s employment with the Company was terminated on December 31, 2011 for any reason other than cause, he would be entitled to receive severance payments totaling $3.0 million.  Also, if Mr. Ng’s employment with the Company was terminated for any reason other than cause, his outstanding and unvested stock options, restricted stock and performance restricted stock would become fully vested.  If Mr. Ng’s employment with the Company was terminated for any reason other than cause on December 31, 2011, the market value of his unvested stock options and restricted stock which would accelerate in vesting is $0 and $3,803,119, respectively.

Neither the employment contract, any stock options, any restricted stock or restricted stock units or any other employment arrangements with Mr. Ng provide for any payments or early vesting upon a change of control.  Previously, incentive equity grants (stock options, restricted stock and restricted stock units) provided for acceleration of vesting upon a change of control however Mr. Ng signed an agreement to waive his early vesting rights in view of current best practices to not provide for early vesting based solely upon a change of control. There was no payment or other consideration to Mr. Ng for signing this agreement.

The employment contract does not contain provisions for tax gross ups upon a change of control or in any other circumstance.  These were part of the contract when it was entered into in 1998 but Mr. Ng signed an amendment to his employment agreement in 2010 to delete the tax gross up provisions in view of current best practices to not provide tax gross ups as part of executive employment agreements; there was no payment or other consideration to Mr. Ng for signing this amendment.

President and Chief Operating Officer

Ms. Gouw does not have an employment agreement or any other agreement providing her with severance or any other payments in connection with her termination or in connection with a change of control of the Company.

Chief Financial Officer

Ms. Oh does not have an employment agreement or any other agreement providing her with severance or any other payments in connection with her termination or in connection with a change of control of the Company.

Chief Risk Officer and General Counsel

The Bank entered into an employment agreement with its Chief Risk Officer and General Counsel, Mr. Krause, in 1999. This employment agreement was amended on April 9, 2012 to provide for a termination date of April 8, 2015, unless extended by mutual agreement; previously, the contract provided for a three-year term, which would extend automatically each day unless written notice of non-renewal is given by the Board of Directors. There was no payment or other consideration to Mr. Krause for signing this amendment.  In addition to a base salary and bonus to be determined annually, the employment agreement provides for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel and four weeks paid vacation per year.

In the event the Bank chooses to terminate Mr. Krause’s employment for any reason other than for cause (as defined in the employment agreement), or in the event of Mr. Krause’s resignation from the Bank upon (i) a material change in functions, duties or responsibilities; (ii) a relocation of principal place of employment by more than 25 miles; (iii) liquidation or dissolution of the Bank; (iv) a breach of the agreement by the Bank; or (v) his death or permanent disability, Mr. Krause, or, in the event of death, his beneficiary, would be entitled to receive an amount equal to the greater of (vi) the remaining payments due to him and the contributions that would have been made on his behalf to any employee benefit plans of the Bank during the remaining term of the employment agreement and (vii) three times the base salary currently in effect plus three times the preceding taxable year’s bonus.

Under the assumption that Mr. Krause’s employment with the Company was terminated on December 31, 2011 for any reason other than cause, he would be entitled to receive severance payments totaling $975,000.  Also, if Mr. Krause’s employment with the Company was terminated for any reason other than cause, his outstanding and unvested stock options, restricted stock and performance restricted stock would become fully vested. If Mr. Krause’s employment with the Company was terminated for any reason other than cause on December 31, 2011, the market value of his unvested stock options and restricted stock which would accelerate in vesting is $0 and $690,974, respectively.

Neither the employment contract, any stock options, any restricted stock or restricted stock units or any other employment arrangements with Mr. Krause  provide for any payments or early vesting upon a change of control other than the SERP described in more detail above.  Previously, incentive equity grants (stock options, restricted stock and restricted stock units) provided for acceleration of vesting upon a change of control however Mr. Krause signed an agreement to waive his early vesting rights in view of current best practices to not provide for early vesting based solely upon a change of control. There was no payment or other consideration to Mr. Krause for signing this agreement.  As noted, if a change in control occurred on December 31, 2011, Mr. Krause would immediately vest and be entitled to receive payments under the SERP. The present value of the incremental benefit Mr. Krause would receive if a change in control occurred on December 31, 2011 is $1,375,058.

The employment contract does not contain provisions for tax gross ups upon a change of control or in any other circumstance.  These were part of the contract when it was entered into in 1998 but Mr. Krause signed an amendment to his employment agreement in 2010 to delete the tax gross up provisions in view of current best practices to not provide tax gross ups as part of executive employment agreements; there was no payment or other consideration to Mr. Krause for signing this amendment.

Chief Human Resources Officer

Mr. Schuler has an agreement under which he will receive a severance payment of one year base salary in the event that he is terminated for any reason other than cause. Under the assumption that Mr. Schuler’s employment with the Company was terminated on December 31, 2011 for any reason other than cause, he would have been entitled to receive severance payments totaling $285,000.  This agreement was amended on April 9, 2012 to provide for a termination date of April 8, 2015, unless extended by mutual agreement.  There was no payment or other consideration to Mr. Schuler for signing this amendment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee is, or ever has been, an officer or employee of the Company or any of its subsidiaries.

Except as provided herein, there are no existing or proposed material transactions between the Company or the Bank and any of its executive officers, directors, or the immediate family or associates of any of the foregoing persons.

REPORT BY THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a written charter most recently revised and adopted by the Company’s Board of Directors on March 31, 2011. A copy of the Audit Committee Charter is available through the Company’s website at www.eastwestbank.com by clicking on Investor Relations and then Governance Documents.

The Board of Directors has determined that each of the members of the Audit Committee is independent under the standards of Rule 5605(a)(2) of the NASDAQ listing standards.

In performing its function, the Audit Committee has among other tasks:

•                  reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2011 with management and with the independent auditors;

•                  discussed with the Company’s independent auditors the matters required to be discussed by Statement of Auditing Standards No. 114 (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•                  received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

THE 2012 AUDIT COMMITTEE

Keith W. Renken, Chairman Paul H. Irving Andrew S. Kane John Lee

The Audit Committee Report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Audit Committee Report therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Code of Conduct and the Board’s Corporate Governance Guidelines provide guidance for addressing actual or potential conflicts of interests, including those that may arise from transactions and relationships between the Company and its executive officers or directors. In order to provide further clarity and guidance on these matters, the Company has adopted a written policy regarding the review, approval or ratification of related party transactions.

The policy generally provides that the Audit Committee will review and approve in advance, or will ratify, all related party transactions between the Company and our directors, director nominees, executive officers, and persons known by the Company to own more than 5% of our common stock, and any of their immediate family members. Related party transactions include transactions or relationships involving the Company and amounts in excess of $120,000 and in which the above related parties have a direct or indirect material interest. Under the policy, the failure to approve a related party transaction in advance would not invalidate the transaction or violate the policy as long as it is submitted to the Audit Committee for review and ratification as promptly as practicable after entering into the transaction.

The Audit Committee works with the Company’s General Counsel in reviewing and considering whether any identified transactions or relationships are covered by the policy. In determining whether to approve or ratify a transaction or relationship that is covered by the policy, the Audit Committee considers, among other things:

•                    the identity of the parties involved in the transaction or relationship

•                    the facts and circumstances of the transaction or relationship, including the identity of the party involved

•                    the material facts of the transaction or relationship

•                    the benefits to the Company of the transaction or relationship

•                    the terms of the transaction, including whether those terms are fair to East West and are in the ordinary course of business and on substantially the same terms with transactions or relationships with unrelated third parties.

During 2011, the Company did not enter into any related party transactions that required review, approval or ratification under our related party transaction policy. From time to time, the Company may lend money through its subsidiary, the Bank, to various directors and corporations or other entities in which a director may own a controlling interest. These loans (i) are made in the ordinary course of business, (ii) are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) do not involve more than a normal risk of collectability and do not present other unfavorable features. The Company does not have any loans to Named Executive Officers. None of the directors or executive officers of the Company, any associate or affiliate of such persons, or persons who beneficially owned more than 5% of the outstanding shares of the Company had any transactions or proposed transactions greater than $120,000 during the past year with the Company.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors Recommends a Vote “For” the Ratification of Auditors

KPMG LLP has been approved by the Audit Committee of the Company to be the independent auditors of the Company for the 2012 fiscal year. The stockholders are being asked to ratify the selection of KPMG LLP. If the stockholders do not ratify such selection by the affirmative vote of a majority of the votes cast, the Audit Committee will reconsider its selection. Under applicable SEC regulations, the selection of the independent auditors is solely the responsibility of the Audit Committee.

Representatives from the firm of KPMG LLP will be present at the Meeting and will be given the opportunity to make a statement if they desire to do so, and will be available to respond to stockholders’ questions.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm of the Company and the Bank is KPMG LLP. KPMG LLP performed both audit and non-audit professional services for and on behalf of the Company and its subsidiaries in 2010 and 2011.

The following table sets forth information regarding the aggregate fees billed for services rendered by KPMG LLP for the fiscal years ended December 31, 2011 and 2010, respectively.

	2011	2010
Audit Fees (a)	$1,860,557	$1,858,963
Audit-Related Fees (b)	77,203	65,410
Tax Fees (c)	7,921	86,970
	$1,945,681	$2,011,343

(a)                                  Audit fees consists of fees paid to KPMG for professional services rendered by KPMG for the audit of the Company’s consolidated financial statements in the Form 10-K and review of financial statements included in the Form 10-Qs, including services normally provided by an accountant in connection with statutory and regulatory filings or engagements.

(b)                                 Audit-related fees consists of certain due diligence services related to acquisition and analysis conducted by KPMG and professional services provided by KPMG Hong Kong in connection with the review of banking returns for the Hong Kong branch.

(c)                                  Tax fees include tax compliance, planning and advisory services.

All work performed by independent auditors must be pre-approved by the Audit Committee. All audit-related, tax and other services were reviewed and approved by the Audit Committee, which concluded that the provision of these limited services by KPMG LLP did not compromise that firm’s independence in the conduct of its auditing function. All professional services rendered by KPMG LLP during 2011 were furnished at customary rates and terms.

PROPOSAL NO. 3

APPROVAL OF THE PERFORMANCE-BASED BONUS PLAN, AS AMENDED

The Compensation Committee, subject to approval of the Company’s stockholders, has adopted an amendment to the Company’s Performance-Based Bonus Plan (as amended, the “Amended Bonus Plan”) to add additional permissible metrics for the establishment of performance goals as described below, to provide for the establishment of multi-year performance goals, and to change the maximum bonus that may be earned from $3 million to $10 million per year.

The Compensation Committee have approved and adopted the Amended Bonus Plan, effective upon stockholder approval. The purpose of the Amended Bonus Plan is to promote the interests of the Company by providing incentive for participating executive officers who contribute to the improvement of the operating results of the Company and to reward outstanding performance on the part of those individuals whose decisions and actions most significantly affect the growth, profitability and efficient operation of the Company.

In addition, the Compensation Committee, which is responsible for setting compensation philosophy and administering executive compensation programs, has determined that the interests of stockholders are best served when a significant percentage of executives’ compensation is at risk each year. This means that executives’ receipt of bonus compensation depends upon the Company’s financial results.

The Board of Directors has determined that it is in the best interests of the Company to submit the material terms of the Amended Bonus Plan to the Company’s stockholders for approval so that compensation paid under the Bonus Plan generally will qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended. Code Section 162(m) places a limit of $1 million on the amount of compensation that may be deducted by the Company in any taxable year with respect to each “covered employee” within the meaning of Section 162(m). However, “performance-based compensation” within the meaning of Section 162(m) is not subject to the deduction limit. The Bonus Plan is designed to generally provide “performance-based compensation” to each participant. Because bonuses are paid under the Bonus Plan only if the Company’s financial or other results meet or exceed certain quantifiable performance goals established by the Compensation Committee, the Company may deduct such bonuses for Federal income tax purposes even if the bonus payments, together with salary, paid to an executive in any one year may exceed $1 million.

The Amended Bonus Plan is being submitted to the Company’s stockholders for approval so that generally bonuses payable to covered employees under the Amended Bonus Plan are fully deductible for federal income tax purposes. The Company’s stockholders must approve the Amended Bonus Plan before any bonuses will be paid under the Amended Bonus Plan. If stockholders do not vote in favor of this proposal, the Amended Bonus Plan will not be implemented and no payments will be made to any of the Company’s executives under it. If the Amended Bonus Plan is not approved, the Company may not be able to deduct part of the annual compensation that may be paid to Company executives under other plans or arrangements that may exist or may be implemented.

The original bonus plan was approved by the Company’s stockholders in 2002 and an amended version was approved in 2007, but under Code Section 162(m), must be re-approved at least every 5 years and so it must be re-approved this year in order that bonuses payable to covered employees remain fully deductible for federal tax purposes. In addition, the Board of Directors desires to amend the performance goals under the plan by adding certain performance criteria as listed below under Bonus Determination.

The following is a description of the material terms of the Amended Bonus Plan including its performance goals. A copy of the Amended Bonus Plan is set forth as Exhibit A to this Proxy Statement.

The description below is not intended to be complete and reference should be made to the Amended Bonus Plan as it is proposed for a complete statement of its terms and provisions.

Eligibility and Purposes

All executive officers of East West Bancorp and its subsidiaries are eligible to participate under the terms of the Amended Bonus Plan. Each year the Compensation Committee will designate the executive officers who are to participate in the Amended Bonus Plan for that year. It is anticipated that at the current time two persons (the Chairman and CEO, Mr. Ng and the President and Chief Operating Officer, Ms. Gouw) will participate in the Amended Bonus Plan.  The Amended Bonus Plan is intended to provide annual incentive awards for eligible participants in the form of cash, stock, restricted stock (or any combination of the foregoing), in order to enable the Company to attract and retain highly qualified employees.

Administration

The Amended Bonus Plan will be administered by a Compensation Committee which consists solely of two or more members of the Board of Directors who are intended to qualify as “outside directors” within the meaning of Code Section 162(m).

Bonus Determinations

For each plan year, the Compensation Committee will establish in writing Company performance goals for the plan year (in no event, later than the 90th day of the plan year in question, except to the extent otherwise permitted by Section 162(m)) which will be based on one or more of the following performance measures:

revenue or revenue growth; operating income (before or after taxes); pre- or after-tax income; earnings per share; net income (before or after taxes); return on equity or return on average equity; total stockholder return; return on assets or return on average assets; appreciation in and/or maintenance of the price of the Common Stock or any other publicly-traded securities of the Company; market capitalization; market share; economic value-added models or equivalent metrics; comparisons with various stock market indices; ratio of non-performing assets to total assets; deposits; demand deposits; loans; commercial business loans; trade finance loans; non-interest income; capital ratios; cost of deposits; cost of funds; classified asset levels; ratio of classified assets to Tier 1 Risk based capital; loan diversification measurements; reduction of loan concentrations; internal strategic initiatives, efficiency ratio; reductions in costs; improvement in or attainment of expense levels; stockholders equity; operating efficiencies; regulatory achievements; financial ratios, including those measuring liquidity, activity, profitability or leverage; financing and other capital raising transactions (including sales of the Company’s equity or debt securities).

Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies.  The Committee may also exclude charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

For each plan year (in no event later than the 90th day of the plan year), the Compensation Committee will establish a bonus range for each executive officer participating in the Amended Bonus Plan and the forms in which payment of such bonus may be made, whether in cash, stock, or restricted stock, or a combination thereof. By the 90th day of the following year (or by the 90th day after the end of the last year in the performance period, if the performance period covers multiple years), the Compensation Committee will assess and certify in writing the extent to which the Company has achieved the performance goals for the preceding plan year. In addition, the Compensation Committee may establish a multi-year bonus award that is based on achieving performance metrics over a period of more than one year. The Compensation Committee shall then determine each participant’s bonus award under the Plan based solely upon the Company’s achievement of the performance goals. A participant’s bonus cannot be increased for subjective reasons. The Compensation Committee, however, may, depending upon the terms of the award, retain the discretion to reduce the amount of any award that would otherwise be payable to a participant based solely upon the achievement of the performance goals. No participant is eligible to receive bonus awards under the Amended Bonus Plan in excess of $10 million with respect to any calendar year in the performance period. The Board of Directors or the Compensation Committee may award bonuses outside the Amended Bonus Plan based on subjective or other criteria.

Unless otherwise provided, no Participant will be eligible to receive a Bonus Award for a Plan Year prior to the end of the Plan Year except for termination following a change of control. For a change of control during the fiscal year, an established prorated Bonus Range for Participants based on the number of full and partial months after January 1 up to the date of change in control will be awarded. “Change in Control” shall mean the first to occur of the following events:

(i)    any date upon which the directors of East West who were last nominated by the Board of Directors (the “Board”) for election as directors cease to constitute a majority of the directors of East West;

(ii)    the date of the first public announcement that any person or entity, together with all Affiliates and Associates (as such capitalized terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such person or entity, shall have become the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of voting securities of East West representing 25% or more of the voting power of East West (as a “25% Stockholder”); provided, however, that the terms “person” and “entity,” as used in this clause shall not include (1) East West or any of its subsidiaries, (2) any employee benefit plan of East West or any of its subsidiaries, (3) any entity holding voting securities of East West for or pursuant to the terms of any such plan, (4) any person or entity if the transaction that resulted in such person or entity becoming a 25% Stockholder was approved in advance by the Board or (5) any person or entity who is a 25% Stockholder on the date of adoption of the Plan by the Board; or

(iii)   a reorganization, merger or consolidation of East West (other than a reorganization, merger or consolidation the sole purpose of which is to change East West’s domicile solely within the United States) the consummation of which results in East West’s outstanding securities of any class being exchanged for or converted into cash, property or a different kind of securities; provided, however, that a Change in Control shall not be deemed to occur if, as a result of such reorganization, merger or consolidation of East West, the beneficial ownership of East West is unchanged from what it was immediately prior to such reorganization, merger or consolidation.

Participants may elect to defer payment of Bonus Awards for any Plan Year in accordance with any deferred compensation plan of the Company that is in effect on the first day of the Plan Year.

Amendment or Termination

The Compensation Committee may amend or terminate the Amended Bonus Plan at any time, subject to Board approval. No amendment which requires stockholder approval to maintain the plan’s compliance with Code Section 162(m) will be effective unless the necessary stockholder approval is received.

Federal Income Tax Consequences of Participation

Under present federal income tax regulations, participants will realize ordinary income equal to the amount of the award received in the year of receipt. The amount received will be the amount of cash received and the fair market value of any unrestricted stock received. The Company will receive a tax deduction for the amount constituting ordinary income to the participant, provided that the Amended Bonus Plan satisfies the requirements of Code Section 162(m), which limits the deductibility of nonperformance-related compensation paid to certain corporate executives. It is the Company’s intention that the Amended Bonus Plan be construed and administered in a manner that maximizes the deductibility of compensation for the Company under Code Section 162(m). The regulations under Section 162(m) require that stockholders approve the material terms of the Company’s Bonus Plan every five years in order to maintain its status as a performance-based plan.

Approval of the Amended Bonus Plan requires the affirmative vote of the holders of a majority of the voting power of the shares of Company common stock present in person or represented by proxy and entitled to vote at the Meeting.

The Board of Directors unanimously recommends a vote FOR the approval of the Performance-Based Bonus Plan, as amended. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.

The Board of Directors Recommends a Vote “For” the Approval of This Resolution

PROPOSAL NO. 4

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board of Directors Recommends a Vote “For” the Approval of This Resolution

The Company believes that our overall executive compensation program, as described in the CD&A, is designed to pay for performance and directly aligns the interests of our executive officers with the long-term interests of our stockholders.

The Dodd–Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) provides for our stockholders to vote to approve, on a non-binding basis, the compensation of our NEO’s either every year, every 2nd year, or every third year.   The Board of Directors has determined, consistent with the vote by our stockholders at the last Annual Meeting, that it is in the best interest of the Company and our stockholders to submit the “Say on Pay” proposal to our stockholders on an annual basis.

An essential part of our Company’s success is the continuing execution of our proven and unique business model and values. As described in the CD&A, our compensation program is designed to attract, retain, motivate and develop our NEOs who are essential to executing our business model, and delivering the financial solutions and quality services that are critical to attaining our goals and increasing stockholder value. We believe that our compensation programs emphasize the link between compensation to corporate performance and align the interests of our executive officers with those of our stockholders.

We have described in our CD&A and the compensation tables our 2011 compensation philosophy, governance and decisions for the Named Executives. Highlights of this disclosure include:

•                    Summary of the Company’s strong 2011 financial performance, including the second year in a row of record earnings, a return on equity greater than the industry average and our peer group average, strong credit quality with nonperforming assets to capital ratios below industry and peer group averages, strong loan and deposit growth, fivefold dividend increase in 2011 and doubling of dividend in 2012, and total shareholder returns in excess of peer group.  We ended 2011 ranked among the 25 largest public independent banks in the country by total market capitalization.

•                    Performance focused compensation philosophy in the design of our NEOs’ target compensation mix. In 2011, over 61% of the CEO’s compensation was earned only upon satisfaction of performance goals.  Challenging performance goals for 2011 include bonus goals requiring the achievement of record earnings 36% above the prior year and nonperforming assets levels below industry and peer group averages; long-term incentive stock awards also had performance standards, with 55% of the award being subject to a two year target earnings goals that (if met at the end of 2012) requires record two-year earnings.

•                    Performance focused compensation philosophy further evidenced by delaying recognizing the transformational nearly doubling in size of the Company and increased prominence in its market niche in 2009 until 2011 when the Committee had been able to assess that anticipated synergies were in fact achieved.

•                    Formalized or enhanced various compensation best practices, including: establishing claw backs for NEO bonuses and vesting of performance shares based on financial statements that are restated for any reason, and by agreement of the NEOs, making the claw back retroactive to apply to performance shares awarded in prior years;  establishing holding periods for NEOs for stock acquired upon the exercise of stock options or the vesting of restricted stock or restricted stock units that 51% of the shares (net of taxes) are held until retirement and in increased the minimum stock ownership requirement of the CEO to 6 times salary and of the President to 3 times salary; established policy that for NEOs a change of control does not trigger any severance payments unless followed by job loss and does not result in the vesting of any incentive stock awards, and by agreement of the NEOs this applies also to previously awarded incentive stock awards; legacy employment agreements with evergreen terms were, with the consent of the affected NEOs, amended to be a 3-year term; in 2011, by agreement of the affected NEOs, legacy employment agreements were amended to reduce tax gross ups;

•                    2011 compensation as reflected in the table in this Proxy is not reflective of anticipated future CEO compensation in that several events all happened to occur in the same year with the result that future compensation is expected to be reduced from 2011 compensation, including that the Company is no longer subject to TARP restrictions on the form of payment and so future years compensation are not anticipated to include salary stock ($2,200,000 in 2011) or any increased other compensation in lieu of salary stock no longer being received, and that there is no future SERP accrual ($842,016 in 2011).

We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this proxy statement. Accordingly, the Company is presenting the following advisory proposal for stockholder approval:

“Resolved, that the stockholders hereby approve the compensation of our Named Executive Officers as reflected in this proxy statement and as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the compensation discussion and analysis, the compensation tables and all related material.”

Because your vote is advisory, it will not be binding upon the Board of Directors. In the event this non-binding proposal is not approved by our stockholders, then such a vote shall neither be construed as overruling a decision by our Board of Directors or our Compensation Committee, nor create or imply any additional fiduciary duty by our Board of Directors or our Compensation Committee, nor further shall such a vote be construed to restrict or limit the ability of our stockholders to make proposals for inclusion in proxy materials related to executive compensation. Notwithstanding the foregoing, the Board of Directors and Compensation Committee will consider the non-binding vote of our stockholders on this proposal when reviewing compensation policies and practices in the future.

PROPOSALS OF STOCKHOLDERS

Proposals of stockholders intended to be included in the proxy materials for the 2013 annual meeting of stockholders must be received by the Secretary of East West Bancorp, 135 N. Los Robles Avenue, 7th Floor, Pasadena, California 91101 by December 21, 2012 (120 days prior to the anniversary of this year’s mailing date).

Under Rule 14a-8 adopted by the SEC under the Exchange Act, proposals of stockholders must conform to certain requirements as to form and may be omitted from the proxy statement and proxy under certain circumstances. In order to avoid unnecessary expenditures of time and money by stockholders and by the Company, stockholders are urged to review this rule and, if questions arise, to consult legal counsel prior to submitting a proposal.

SEC rules also establish a different deadline for submission of shareholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting (the “Discretionary Vote Deadline”). The Discretionary Vote Deadline for the 2013 annual meeting of stockholders is March 6, 2013 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, Proxyholders will be allowed to use their discretionary voting authority to vote against the shareholder proposal without discussion when and if the proposal is raised at the 2013 annual meeting of stockholders.

The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at the Meeting. The enclosed Proxy grants the Proxyholders discretionary authority to vote on any matter properly brought before the Meeting.

ANNUAL REPORT ON FORM 10-K

The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011 will also be mailed to all stockholders. The annual report on Form 10-K includes financial statements required to be filed with the SEC pursuant to the Exchange Act for the fiscal year ended December 31, 2011, and the report thereon of KPMG LLP, the Company’s independent registered public accounting firm.

OTHER BUSINESS

Management knows of no business, which will be presented for consideration at the Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Meeting, it is the intention of the Proxy holders to vote the shares represented thereby on such matters in accordance with the recommendation of the Board of Directors and authority to do so is included in the Proxy.

EAST WEST BANCORP, INC.

DOUGLAS P. KRAUSE Corporate Secretary
Pasadena, California April 20, 2012

EXHIBIT A

  EAST WEST BANCORP, INC.
PERFORMANCE-BASED BONUS PLAN, AS AMENDED

This Performance-Based Bonus Plan (“Plan”) of East West Bancorp, Inc. (“East West”) and its subsidiaries (collectively, the “Company”) is adopted for the purposes of providing objective compensation programs for executive officers of East West and its subsidiaries. The Plan is intended to comply with the requirements of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (“IRC”), and the related income tax regulations issued thereunder. The Plan as amended hereby shall be effective upon approval by the Company’s stockholders.

1.                  Eligibility

Each Executive Officer of the Company is eligible to participate in the Plan if the executive officer’s participation for a calendar year (or portion of such calendar year) (“Plan Year”) is approved by the Compensation Committee of the Board of Directors of East West (“Committee”). Executive officers so approved by the Committee shall be referred to herein as “Participants”.

2.                  Bonus Award

2.1   For each Plan Year, each Participant shall be eligible to receive a payment in cash, stock, restricted stock or other incentive stock, or any combination thereof (“Bonus Award”), in accordance with the terms provided herein and any other terms established by the Committee. To determine a Participant’s Bonus Award, the Committee shall establish a) Company performance goals for the Plan Year, which may be a fixed target, a prior year comparison, or a comparison to peer banks selected by the Committee, and which will be based solely upon one or more of the following performance measures: revenue or revenue growth; operating income (before or after taxes); pre- or after-tax income; earnings per share; net income (before or after taxes); return on equity or return on average equity; total stockholder return; return on assets or return on average assets; appreciation in and/or maintenance of the price of the Common Stock or any other publicly-traded securities of the Company; market capitalization; market share; economic value-added models or equivalent metrics; comparisons with various stock market indices; ratio of non-performing assets to total assets; deposits; demand deposits; loans; commercial business loans; trade finance loans; non-interest income; capital ratios; cost of deposits; cost of funds; classified asset levels; ratio of classified assets to Tier 1 Risk based capital; loan diversification measurements; reduction of loan concentrations; internal strategic initiatives, efficiency ratio; reductions in costs; improvement in or attainment of expense levels; stockholders equity; operating efficiencies; regulatory achievements; financial ratios, including those measuring liquidity, activity, profitability or leverage; financing and other capital raising transactions (including sales of the Company’s equity or debt securities) (“Performance Criteria”), b) a “Bonus Range” for each Participant for the Plan Year, c) the amount within a Participant’s Bonus Range that will be payable to a Participant based upon the achievement of the Performance Criteria for the Plan Year, and d) the form of payment, whether in cash, stock, or restricted stock, or a combination thereof, or the manner in which each Participant may select such form of payment. The terms described in the preceding sentence must be established in writing by the 90th day of the Plan Year, and such terms shall not thereafter be changed, except as permitted by paragraph 2.2.

2.2   Performance Criteria may relate to East West and/or one of its subsidiaries, one or more of its divisions or units or any combination of the foregoing, on a consolidated or nonconsolidated basis, as the Committee determines. For purposes of the Plan, each of the Performance Criteria involving a financial measure shall be as set forth in the Company’s year-end financial statements and balance sheet, with such adjustments as are set forth below. For purposes of the Plan, each of the above criteria that are based upon income, earnings or profits of the Company shall be calculated before taking into account any Bonus Award paid or payable under this Plan, unless otherwise determined by the Committee. In establishing Performance Criteria for any Plan Year, the Committee may elect to adjust the Performance Criteria to include or exclude changes in accounting principles but may not make other changes to the Performance Criteria.

2.3   By the 90th day of each year, the Committee shall assess the extent to which the Company has achieved the Performance Criteria for the preceding Plan Year, based on the Company’s results. The Committee shall then determine each Participant’s Bonus Award based upon the terms established under paragraph 2.1 above. The Committee, however, has the discretion to reduce the amount of a Participant’s Bonus Award determined under the preceding sentence. The Committee’s determination shall be consistent with IRC Section 162(m)(4)(C) and the related regulations described above. No Participant shall receive a Bonus Award in excess of $10 million for all Plan Years ending within any one calendar year.  The $10 million limit shall be computed on a Plan Year basis, so that, for example, if a Bonus Award was based on performance over two Plan Years, the maximum amount payable would be $20 million, reduced by any amounts payable under other Bonus Awards previously payable for performance over these two Plan Years.

2.4   If an executive officer’s participation in the Plan becomes effective after January 1 of a Plan Year, the Committee shall establish a prorated Bonus Range for such Participant based on the number of full and partial months remaining in the Plan Year after he or she becomes a Participant. To the extent applicable, the determination of such prorated Bonus Range and the related Performance Criteria shall be consistent with IRC Section 162(m)(4)(C) and the related regulations described above.  Bonus Awards may also be conditioned on attainment of performance goals over multiple Plan Years, for example, a Bonus Award may cover a three-year period and be conditioned on satisfaction of one or more goals over that period.

2.5   Nothing in this Plan shall be interpreted to preclude the Company from granting awards or paying compensation outside the parameters of this Plan including, without limitation, base salaries, awards under any other incentive plan (whether or not approved by stockholders), discretionary bonuses or other incentive compensation (whether or not based on the attainment of pre-established performance objectives) or retention or other special payments, whether or not deductible for Federal, State or local income tax purposes by reason of Section 162(m) of the Code or otherwise.

3.                  Payment

3.1   Except as otherwise determined by the Committee and except with respect to Participants who have filed deferral elections pursuant to paragraph 3.4, all Bonus Awards will be paid in cash, stock, restricted stock, or any combination thereof, as soon as possible following determination of Bonus Awards by the Committee.

3.2   Payment of any Bonus Award that is to be paid in stock, restricted stock or other incentive stock shall be made by grant pursuant to the East West Bancorp, Inc. 1998 Stock Incentive Plan or another equity plan of East West Bank that may hereafter be implemented.

3.3  Unless otherwise provided, no Participant will be eligible to receive a Bonus Award for a Plan Year prior to the end of the Plan Year except for termination following a change of control. For a change of control during the fiscal year, an established prorated Bonus Range for Participants based on the number of full and partial months after January 1 up to the date of change in control will be awarded. “Change in Control” shall mean the first to occur of the following events:

(i)     any date upon which the directors of East West who were last nominated by the Board of Directors (the “Board”) for election as directors cease to constitute a majority of the directors of East West;

(ii)    the date of the first public announcement that any person or entity, together with all Affiliates and Associates (as such capitalized terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such person or entity, shall have become the Beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of voting securities of East West representing 25% or more of the voting power of East West (as a “25% Stockholder”); provided, however, that the terms “person” and “entity,” as used in this clause shall not include (1) East West or any of its subsidiaries, (2) any employee benefit plan of East West or any of its subsidiaries, (3) any entity holding voting securities of East West for or pursuant to the terms of any such plan, (4) any person or entity if the transaction that resulted in such person or entity becoming a 25% Stockholder was approved in advance by the Board or (5) any person or entity who is a 25% Stockholder on the date of adoption of the Plan by the Board; or

(iii)   a reorganization, merger or consolidation of East West (other than a reorganization, merger or consolidation the sole purpose of which is to change East West’s domicile solely within the United States) the consummation of which results in East West’s outstanding securities of any class being exchanged for or converted into cash, property or a different kind of securities; provided, however, that a Change in Control shall not be deemed to occur if, as a result of such reorganization, merger or consolidation of East West, the beneficial ownership of East West is unchanged from what it was immediately prior to such reorganization, merger or consolidation.

3.4   Participants may elect to defer payment of Bonus Awards for any Plan Year in accordance with any deferred compensation plan of the Company that is in effect on the first day of the Plan Year.

4.                  Amendment

4.1   The Compensation Committee may amend or terminate the Bonus Plan at any time, subject to approval of the Board of Directors. No amendment which requires stockholder approval to maintain the Bonus Plan’s compliance with Section 162(m) will be effective unless the necessary stockholder approval is received.

19341 FOLD AND DETACH HERE YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date. OR If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET http://www.proxyvoting.com/ewbc Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. EAST WEST BANCORP, INC. Mark Here for Address Change or Comments SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature Signature Date Please mark your votes as indicated in this example X THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES AND “FOR” PROPOSALS 2, 3, AND 4. FOR ALL Nominees: WITHHOLD FOR ALL *EXCEPTIONS FOR AGAINST ABSTAIN 1. Election of Directors. The election of all directors to serve until the next annual meeting of shareholders and to serve until his or her successors are elected and qualified 01 Iris S. Chan 02 Rudolph I. Estrada 03 Julia S. Gouw 04 Paul H. Irving 05 Andrew S. Kane 06 John Lee 07 Herman Y. Li 08 Jack C. Liu 09 Dominic Ng 10 Keith W. Renken (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions 2. Ratification of Auditors. Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2012 3. Approval of Performance-Based Bonus Plan. Approve the East West Bancorp Inc. Performance-Based Bonus Plan, as amended 4. Advisory Vote to Approve Executive Compensation. An advisory vote to approve executive compensation 5. Other Business. The transaction of such other business as may properly come before the Meeting or any postponement or adjournment of the Meeting THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEYS AND PROXYHOLDERS, OR EITHER OF THEM, OR THEIR SUBSTITUTES, SHALL LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND HEREBY REVOKES ANY AND ALL PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE AT THE MEETING. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND THE PROXY STATEMENT ACCOMPANYING SAID NOTICE. Will Attend Meeting YES

19341 You can now access your East West Bancorp, Inc. account online. Access your East West Bancorp, Inc. account online via Investor ServiceDirect® (ISD). The transfer agent for East West Bancorp, Inc., now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time Investor ServiceDirect ® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. Address Change/Comments (Mark the corresponding box on the reverse side) SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 FOLD AND DETACH HERE (Continued and to be marked, dated and signed, on the other side) REVOCABLE PROXY EAST WEST BANCORP, INC. Annual Meeting of Stockholders – Tuesday, May 22, 2012 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned stockholder(s) of East West Bancorp, Inc. (the “Company”) hereby nominates, constitutes and appoints Julia S. Gouw and Douglas P. Krause, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at 135 N. Los Robles Ave., 6th Floor, Pasadena, California at 2:00 p.m., on Tuesday, May 22, 2012, and any adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows and, in their discretion, to vote and act upon such other business as may properly come before the Meeting: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 (ELECTION OF DIRECTORS), 2 (RATIFICATION OF AUDITORS), 3 (APPROVAL OF PERFORMANCE-BASED BONUS PLAN), AND 4 (ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION). IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED BY THE PROXYHOLDERS IN THEIR DISCRETION IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS.